As filed with the Securities and Exchange Commission on May 14, 2007

Registration No. 333-141849

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
Amendment No. 1
to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3671221
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 Science Park
New Haven, Connecticut 06511
(203) 498-4210

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan Kessman, Chief Executive Officer
Vion Pharmaceuticals, Inc.
4 Science Park
New Haven, Connecticut 06511
(203) 498-4210

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Paul Jacobs, Esq.
Lawrence A. Spector, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
(212) 318-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 14, 2007

PROSPECTUS

$60,000,000 Principal Amount of 7.75% Convertible Senior Notes due February 15, 2012
31,249,980 Shares of Common Stock Issuable to Noteholders upon Conversion of such Notes
7,800,000 Shares of Common Stock Issuable to Warrantholders upon Exercise of Warrants
8,540,333 Shares of Common Stock Issuable as Make-Whole Payments under such Notes
8,205,882 Shares of Common Stock Issuable in Payment of Interest on such Notes

We issued the notes offered by this prospectus in a private placement in February 2007. This prospectus will be used by the selling securityholders identified in this prospectus to resell their notes and the common stock issuable upon conversion of the notes. This prospectus also relates to the potential issuance by us of shares of common stock to the holders of notes in payment of interest on the notes and in payment of certain make-whole premiums in the event of an automatic conversion of the notes or the occurrence of a fundamental change. This prospectus also relates to the offer and sale by the selling securityholders of shares of common stock issuable upon exercise of certain warrants to purchase shares of our common stock issued to them in the private placement.

The process by which the selling securityholders will sell or distribute their notes or common stock is described in this prospectus under the heading ‘‘Plan of Distribution.’’ Sales may be at fixed or negotiated prices determined at the time of sale. We will not receive any proceeds from this offering other than the exercise price payable to us upon the exercise of the warrants, if any.

The notes are our senior unsecured obligations: (i) junior in right of payment to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness; (ii) equal in right of payment to our future senior unsecured indebtedness; (iii) senior in right of payment to our existing and future subordinated indebtedness; and (iv) structurally subordinated to any indebtedness or other liabilities of our subsidiaries, each subject to certain limitations. We will pay interest on the notes on February 15 and August 15 of each year. The first interest payment will be made on August 15, 2007. We may pay interest in cash, registered shares of our common stock or some combination of cash and registered shares of our common stock.

Subject to certain conditions described in this prospectus:

•	you may convert the notes at an initial conversion rate of 520.833 shares per each $1,000 principal amount of notes – equivalent to an initial conversion price of approximately $1.92 per share;

•	the notes shall automatically convert, and we shall pay to you an amount in cash, registered shares of our common stock or some combination of cash and registered shares of our common stock equal to $232.50 per $1,000 principal amount of your notes, less the amount of any interest paid;

•	in the event of a fundamental change of us prior to February 15, 2010, you may require us to repurchase in cash any notes held by you, or we shall pay a make-whole premium on the notes converted in connection with a fundamental change by issuing additional shares of common stock; and

•	we shall have the right to redeem the notes for cash on or after February 15, 2010, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest.

The notes are not listed on any securities exchange or included in any automated quotation system. Our common stock is quoted on the Nasdaq Capital MarketSM under the symbol ‘‘VION.’’ On May 11, 2007, the last reported sale price for our common stock as quoted on the Nasdaq Capital MarketSM was $1.84 per share.

Investing in our notes and common stock involves risk. See ‘‘Risk Factors’’ beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007

i

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to ‘‘incorporate by reference’’ information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we file a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold. The documents incorporated by reference are:

•	Our annual report on Form 10-K for the year ended December 31, 2006;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2007;

•	Our current reports on Form 8-K filed on January 17, 2007, January 25, 2007, February 15, 2007, February 20, 2007, March 23, 2007 and April 11, 2007;

•	The description of our common stock contained in Item 1 of our registration statement on Form 8-A, dated July 31, 1995;

•	The rights agreement, dated as of October 26, 1998, included as Exhibit 4.1 of our current report on Form 8-K filed on October 26, 1998, as amended by amendment No. 1 thereto, included as Exhibit 4.1 to our current report on Form 8-K filed on August 16, 2004; and

•	Our registration statement on Form 8-A, filed on October 26, 1998, as amended by amendment No. 1 thereto on Form 8-A/A, filed on August 16, 2004.

The documents listed above (excluding the exhibits attached thereto unless those exhibits are specifically incorporated by reference into those documents) may be obtained free of charge by each person to whom a copy of this prospectus is delivered, upon written or oral request, by writing or telephoning us at Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511, Attention: Investor Relations, Telephone: (203) 498-4210.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus or incorporated herein by reference constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. You can identify these statements by forward-looking words such as ‘‘may,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘intends’’ and ‘‘continue’’ or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition;

•	contain projections of future plans for product development, including commencement, conduct or completion of drug trials or timing of filing for or receipt of regulatory approval; or

•	state other ‘‘forward-looking’’ information.

We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this prospectus or incorporated by reference herein provide examples of risks, uncertainties and events that could cause actual results to differ materially from those contemplated in these forward-looking statements. A detailed discussion of risks attendant to the forward-looking statements is included under ‘‘Risk Factors’’ beginning on page 11.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

All forward-looking statements included or incorporated by reference herein attributable to Vion Pharmaceuticals, Inc., or Vion, or any person acting on behalf of Vion are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Vion undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

Before making your investment decision, you should be aware that the occurrence of the events described in the ‘‘Risk Factors’’ section of this prospectus or incorporated by reference herein could have a material adverse effect on the business, prospects, financial condition or operating results of Vion.

SUMMARY

This summary provides an overview of selected information and does not contain all the information you should consider. You should read the entire prospectus, including the section entitled ‘‘Risk Factors’’ and our consolidated financial statements and related notes, included elsewhere and incorporated by reference in this prospectus carefully before making an investment decision. When used in this prospectus, unless otherwise indicated, ‘‘Vion,’’ ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ ‘‘our’’ and similar terms refer to Vion Pharmaceuticals, Inc. and its subsidiaries.

Our Company

We are a development stage pharmaceutical company engaged in the development of products for the treatment of cancer. We were incorporated in March 1992 as a Delaware corporation and began operations on May 1, 1994. For the years ended December 31, 2006, 2005 and 2004, we spent $21.5 million, $16.6 million and $13.8 million, respectively, on research, development and clinical activities.

Our portfolio of product candidates consists of two distinct small molecule anticancer agents in clinical development, and additional small molecules in preclinical development. ‘Preclinical development’ or ‘preclinical studies’ indicate that the product candidates selected for development are being evaluated for potency, specificity, manufacturability and pharmacologic activity in vitro, or cell culture, and in vivo, or animal models. ‘Clinical development’ involves a three-phase process. ‘Phase I’ indicates safety and proof-of-concept testing and determination of the maximum tolerated dose in a limited patient population. ‘Phase II’ indicates safety, dosing and activity testing in a limited patient population. ‘Phase III’ indicates safety, dosing and efficacy testing in a large patient population.

Products in Clinical Development

•	Our lead product candidate, Cloretazine® (VNP40101M), is an alkylating (DNA-damaging) agent. Our primary registration strategy for this compound is for the treatment of acute myelogenous leukemia, or AML. Cloretazine® (VNP40101M) has received fast track designations from the U.S. Food and Drug Administration, or FDA, for the treatment of: (i) relapsed AML and (ii) elderly poor-risk AML. Cloretazine® (VNP40101M) has also received orphan drug designation for the treatment of AML in the United States and the European Union. A Phase III trial of Cloretazine® (VNP40101M) in combination with cytosine arabinoside, or Ara-C, in relapsed AML commenced in March 2005, and we reached the midpoint for patient accruals to this clinical trial (210 patients) in November 2006. The Phase III trial is designed to accrue 420 patients in total if it continues to full accrual. The planned interim evaluation of safety and efficacy for this trial based on 210 patients by its data safety monitoring board, or DSMB, is presently anticipated to occur in the second quarter of 2007. In May 2006, we commenced a pivotal Phase II trial of Cloretazine® (VNP40101M) in elderly patients with de novo poor-risk AML. The trial is designed to continue to the total accrual of 85 patients. There can be no assurance as to the results of either of these trials, and there should be no inference that either trial has achieved favorable results to date, or in the case of the Phase III trial, that the DSMB will allow the trial to continue. In addition to these two trials in AML, Cloretazine® (VNP40101M) is being evaluated in a clinical trial as a single agent in small-cell lung cancer.

•	Our second product candidate in clinical trials, Triapine®, inhibits the enzyme ribonucleotide reductase in preclinical models, and therefore prevents the replication of tumor cells by blocking a critical step in DNA synthesis. Intravenous Triapine® is being evaluated in clinical trials sponsored by the National Cancer Institute, or NCI.

Products in Preclinical Development

•	VNP40541 is an additional cytotoxic (cell-damaging) compound. VNP40541 has been demonstrated in preclinical studies to be selective for hypoxic (low oxygen) cells, which are found in tumors and are often hard to treat with conventional anticancer agents. In the third quarter of 2006, we initiated additional preclinical studies on VNP40541 that were requested by the FDA after we submitted an Investigational New Drug, or IND, application for this product in June 2006. We plan to resubmit the IND for VNP40541 with the new information by the end of 2007.

•	Hydrazones are anticancer compounds that have demonstrated anti-tumor effects in preclinical studies. Based on preclinical studies, we believe that some of the hydrazones induce apoptosis through the inhibition of cyclin-dependent kinases. In September 2005, we entered into an exclusive license for these compounds.

In addition to our small molecule drug development programs, we have a drug delivery technology, Tumor Amplified Protein Expression Therapy, or TAPET®. In September 2004, we announced that we were seeking a partner to assist with further development of TAPET®.

Our product development programs are based on technologies that we license from Yale University, which we refer to in this prospectus simply as Yale, and other cancer research centers or developed ourselves. We have largely engaged in product development with respect to anticancer therapeutics through in-house preclinical and clinical development and through collaboration with academic, research and governmental institutions. As our product candidates advance through trials, depending on financial and pharmaceutical market conditions and required resources, we will determine the best method and/or partnership to develop, and eventually market, our products.

Company Information

We were incorporated in March 1992 as a Delaware corporation named MelaRx Pharmaceuticals, Inc. In April 1995, we changed our name to OncoRx, Inc. in connection with a merger, and in April 1996, we changed our name to Vion Pharmaceuticals, Inc. Our executive offices are located at 4 Science Park, New Haven, Connecticut 06511, and our telephone number is (203) 498-4210. Our website address is www.vionpharm.com. The information on our website is not part of this prospectus.

Recent Developments

Vice President, Chemistry, Manufacturing & Control

On April 11, 2007, James Tanguay, Ph.D. joined our senior management team as Vice President, Chemistry, Manufacturing & Control. Dr. Tanguay was formerly Vice President, Technical Operations at Kos Pharmaceuticals which was acquired by Abbott Laboratories in 2006. From 2003 until recently, he was responsible for strategic planning and administration of all domestic and international commercial manufacturing, testing and distribution at Kos Pharmaceuticals. Dr. Tanguay started at Kos Pharmaceuticals in 1996, and helped to build the company in several positions in quality control and analytical sciences while rising to his final position as Vice President, Technical Operations.

Manufacturing Agreement

On March 22, 2007, we announced that we had extended our manufacturing agreement for Cloretazine® (VNP40101M)with SAFC, a member of the Sigma-Aldrich Group to September 2009. SAFC manufactures Cloretazine® (VNP40101M) active pharmaceutical ingredient.

Ongoing Clinical Trials

On January 25, 2007, we announced that we had recorded at least nine responses in our pivotal Phase II trial of Cloretazine® (VNP40101M) in elderly patients with de novo poor-risk AML. The trial is designed to continue to a total accrual of 85 patients if there have been at least nine responses in the first 42 patients. Accordingly, we are proceeding to the second stage of accrual. As with all drug trials, we would need to reevaluate Cloretazine® (VNP40101M) if it does not test favorably in this trial. In such event, we would alter the drug or dose as used in the trial, modify the clinical trial protocol, commence additional trials, or abandon the drug development project. In any such event, our business, operations and prospects would be materially adversely affected, and our ability to apply for or obtain regulatory approval might be delayed, or we might not be able to obtain regulatory approval at all. See ‘‘Risk Factors – We do not have any products approved for sale. All of our proposed products are in trials. If our drug trials are delayed or achieve unfavorable results, we might not be able to obtain regulatory approval for our products.’’

Private Placement

On February 20, 2007, we completed a private placement with CRT Capital Group LLC, as the initial purchaser of $60 million aggregate principal amount of 7.75% Convertible Senior Notes due 2012, which we refer to as the notes, together with warrants for the purchase of an additional 7,800,000 shares of our common stock. CRT Capital Group LLC resold those notes and warrants in a private placement to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act, to persons outside the United States under Regulation S under the Securities Act and to institutional investors that are accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act. The price to CRT Capital Group LLC was $56,400,000, or 94 percent of the aggregate principal amount of the Notes, representing an aggregate discount of $3,600,000. On February 20, 2007, the closing date of the notes and warrants, the last reported bid price for our common stock as quoted on the Nasdaq Capital MarketSM was $1.50 per share. The initial conversion rate of the notes is 520.833 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances, which is equivalent to an initial conversion price of approximately $1.92 per share. Based on the last reported bid price per share of common stock on February 20, 2007, the aggregate value of the common stock underlying the convertible notes was $46,874,970. The initial exercise price of the warrants is $2.00 per share of common sock, subject to adjustment in certain circumstances. Accordingly, neither the notes nor the warrants were sold at a discount to market. The resale of those notes and shares of common stock issuable upon conversion of the notes and upon exercise of the warrants, as well as the potential issuance by us of shares of common stock in payment of interest on the notes and in payment of make-whole premiums in the event of an automatic conversion of the notes or the occurrence of a fundamental change in us, are being registered in the registration statement of which this prospectus forms a part. Except for the 6% discount given to Capital Group LLC, as initial purchaser, as described above, we did not make nor are we required to make any payment to any selling securityholder, any affiliate of a selling securityholder, or any person with whom any selling securityholder has a contractual relationship regarding our sale of notes and warrants, other than payments to all noteholders in accordance with the terms of the notes and possible additional interest as liquidated damages under the registration rights agreement.

The Offering

The following is a brief summary of some of the terms of the notes and shares of common stock offered for resale in this prospectus. For a more complete description of the terms of the notes, including the bases for adjustment of the number of shares issuable, see the ‘‘Description of the Notes’’ section in this prospectus. For a more complete description of the terms of the common stock, see the ‘‘Description of Capital Stock’’ section in this prospectus.

Issuer	Vion Pharmaceuticals, Inc.

Securities Offered	Up to $60,000,000 aggregate principal amount of 7.75% convertible senior notes due 2012.

31,249,980 shares of Vion common stock issuable upon conversion of the notes.

Up to 7,800,000 shares of Vion common stock issuable upon exercise of warrants to purchase common stock issued together with the notes.

Shares of Common Stock Issuable by Us	Up to 8,205,882 shares of common stock that may be issued by us to pay interest on the notes.

Up to 8,540,333 shares of common stock which may be issued by us in payment of certain make-whole premiums in the event of an automatic conversion of the notes or the occurrence of a fundamental change in us.

Maturity of the Notes	February 15, 2012.

Interest	We shall pay interest on the principal amount of the notes at a rate of 7.75% per annum in cash or registered shares of our common stock or some combination of cash and registered shares of our common stock having a fair market value equal to the interest payment due, in each case at our option and subject to compliance with Nasdaq shareholder approval rules, from the date of issuance until repayment in full or until an earlier conversion, redemption or repurchase. We will pay interest twice a year, on February 15 and August 15 beginning August 15, 2007. For the purposes of computing interest payments, the fair market value of our common stock shall be equal to the closing bid price of our common stock on the interest payment date. If we pay interest in shares of our common stock, we will instruct the transfer agent for the common stock and The Depository Trust Company, or DTC, to make payment on the interest payment date; however, such shares may not be reflected in your account on the interest payment date.

Conversion Rights	At any time after the earlier of (i) the date the shelf registration statement with respect to the resale of the notes and the resale of the shares of our common stock issuable upon conversion of the notes becomes effective, of which this prospectus forms a part and (ii) August 19, 2007, and prior to the close of business on February 15, 2012, you will have the option to convert your notes into shares of our common stock at an initial conversion rate of 520.833 shares of common stock per $1,000 principal amount, which is equivalent to an initial conversion price of approximately $1.92 per share (subject to adjustment under certain circumstances). See ‘‘Description of the Notes – Conversion Rights.’’

Optional Redemption	On or after February 15, 2010, we may redeem some or all of the notes for cash at any time at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest up to, but not including, the redemption date. See ‘‘Description of the Notes – Optional Redemption.’’

Automatic Conversion	The notes shall automatically convert at any time prior to maturity, if the closing price per share of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period, provided that only those notes as to which we are then able to make the make-whole payment under Nasdaq shareholder approval rules shall be automatically converted; and further provided that only those notes (i) for which a shelf registration statement with respect to the resale of the shares of our common stock issuable upon automatic conversion of those notes was in effect for each day during such 30-consecutive trading day period or (ii) for which the shares issuable upon automatic conversion may be freely transferred pursuant to Rule 144(k) under the Securities Act, shall be automatically converted. See ‘‘Description of the Notes – Automatic Conversion.’’

Make-Whole Payment Upon an Automatic Conversion	Upon any automatic conversion of the notes we will pay you $232.50 per $1,000 principal amount of your notes so converted, less the amount of any interest paid on such notes prior to the conversion date. This payment may be made at our option, in cash, registered shares of our common stock or some combination of cash and registered shares of our common stock having a fair market value equal to the make-whole payment due. For purposes of this provision the fair market value of our common stock shall be equal to 95% of the volume-weighted average price of the common stock for the five consecutive trading days ending on the trading day immediately preceding the conversion date, subject to compliance with Nasdaq shareholder approval rules,. Under no circumstances however will any issuance of additional shares of common stock as a make-whole payment, taken together with any shares of common stock issued in payment of interest on the notes and issued or issuable upon conversion of the notes, result in an effective price per share of common stock to holders below $1.60, subject to adjustment in the same manner as the conversion price. Except as set forth below under ‘‘Fundamental Change Permits Holders to Require Us to Repurchase Notes,’’ no make-whole amount shall be payable upon any conversion of the notes at our or your option.

Ranking	Except as provided under ‘‘Negative Covenants’’ below, the notes are our senior unsecured obligations and will be:

•	junior in right of payment to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness;

•	equal in right of payment to our future senior unsecured indebtedness;

•	senior in right of payment to our existing and future subordinated indebtedness; and

•	structurally subordinated to any indebtedness or other liabilities of our subsidiaries.

As of December 31, 2006, we had no indebtedness and no other long-term obligations that would rank senior to the notes. See ‘‘Description of the Notes – Ranking.’’

Negative Covenants	We have agreed not to incur or suffer to exist, and we have agreed not to permit our subsidiaries to incur or suffer to exist:

•	secured indebtedness;

•	senior unsecured indebtedness;

•	subordinated indebtedness that matures on or before the maturity date of the notes; or

•	indebtedness of any of our subsidiaries,

in an aggregate principal amount for the indebtedness above exceeding $5,000,000, unless, in the case of secured indebtedness only, the notes are equally and ratably secured with such secured indebtedness in excess of such $5,000,000 limit.

Fundamental Change Permits Holders to Require Us to Repurchase Notes	Upon certain fundamental changes you will have the right, subject to various conditions and restrictions, to require us to repurchase your notes, in whole or in part, at 100% of the principal amount plus accrued and unpaid interest up to, but not including, the repurchase date.

If a fundamental change, as described in ‘‘Description of the Notes – Fundamental Change Permits Holders to Require Us to Repurchase Notes,’’ occurs prior to February 15, 2010, we may be required to pay a make-whole premium on the notes converted and not repurchased in connection with the fundamental change by issuing additional shares of our common stock upon conversion of such notes. Under no circumstances, however, will the issuance of additional shares of common stock as a make-whole premium, taken together with any shares of common stock issued in payment of interest on the notes and any shares issued or issuable upon conversion of the notes, result in an effective price per share of common stock to holders below $1.60, subject to adjustment in the same manner as the conversion price.

Global Note Book Entry System	The notes are issued only in fully-registered form without interest coupons and in minimum denominations of $1,000.

Events of Default	The following are events of default under the indenture for the notes:

•	we fail to pay the principal amount, a redemption price, a make-whole payment on an automatic conversion or a fundamental change repurchase price or related premiums with respect to any note when due;

•	we fail to pay any interest on the notes when due and that default continues for 30 days;

•	we fail to give notice that we are required to give if there is a fundamental change;

•	we fail to convert the notes upon conversion and that failure continues for a period of five business days or more;

•	we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of then outstanding notes;

•	we fail to pay when due any indebtedness for money borrowed by us in excess of $5,000,000 and that failure continues for 30 days or more following the end of any applicable grace period, or, if that indebtedness has been accelerated and such acceleration is not annulled within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of then outstanding notes; and

•	events of bankruptcy, insolvency or reorganization with respect to us specified in the indenture.

Use of Proceeds	Except for proceeds, if any, received in connection with the exercise of warrants, we will not receive any proceeds from the sale of notes or shares of common stock by the selling securityholders. Any proceeds received in connection with the exercise of warrants will be used by us for general corporate purposes.

Nasdaq Capital MarketSM Symbol of our Common Stock	VION

Listing and Trading of the Notes	The notes will not be listed on any securities exchange or included in any automated quotation system. There is currently no public market for the notes.

Registration Rights	If we do not comply with certain covenants in the Registration Rights Agreement, we will be required to pay liquidated damages. See ‘‘Description of the Notes – Registration Rights.’’

Risk Factors

You should carefully consider all of the information contained or incorporated by reference in this prospectus prior to investing in the notes or shares of our common stock. In particular, we urge you to carefully consider the information under ‘‘Risk Factors’’ beginning on page 11 of this prospectus, so that you understand the risks associated with an investment in our notes or shares of our common stock.

RISK FACTORS

In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the notes or shares of common stock offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus, including the documents incorporated by reference. The risks that we have highlighted here are not the only ones that we face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks or uncertainties described below or any of those additional risks and uncertainties actually occur, our business, financial condition or results of operations could be negatively affected, and you might lose all or part of your investment.

Risks Related to Our Business

We do not have any products approved for sale. All of our proposed products are in clinical trials or preclinical development. If our trials are delayed or achieve unfavorable results, we might not be able to obtain regulatory approval for our products.

Our product candidates are all pharmaceutical products. We must conduct extensive testing of our product candidates, including in human clinical trials, before we can apply for or obtain regulatory approval to sell our products. These tests and trials may not achieve favorable results. We would need to reevaluate any drug that did not test favorably and either alter the drug or dose, modify the trial protocol, commence additional trials, or abandon the drug development project completely. In such circumstances, we would not be able to apply for or obtain regulatory approval for an extended period of time, if ever.

Factors that can cause delay or termination of our clinical trials include:

•	slow patient enrollment;

•	long treatment time required to demonstrate safety and effectiveness;

•	lack of sufficient supplies of the product candidate;

•	adverse medical events or side effects in treated patients;

•	lack of effectiveness of the product candidate being tested;

•	negative or equivocal findings of the DSMB for a trial; and

•	lack of sufficient funds.

If we do not obtain regulatory approval for our product candidates, we will not be able to sell our products and the value of our company and our financial results will be materially adversely affected.

We cannot sell or market our drugs without regulatory approval. If we cannot obtain regulatory approval for our products, the value of our company and our financial results will be materially adversely affected. In the United States, we must obtain approval from the FDA for each drug that we intend to sell. The current status of our potential products is as follows:

•	Cloretazine® (VNP40101M) is being evaluated in three clinical trials sponsored by us including a Phase III trial in relapsed AML in combination with Ara-C, a pivotal Phase II trial as a single agent in elderly patients with de novo poor-risk AML, and a Phase II trial as a single agent in small-cell lung cancer;

•	The NCI is sponsoring clinical trials of Triapine®; and

•	VNP40541 and hydrazones are being evaluated in preclinical studies.

If and when we complete the several phases of clinical testing for each drug candidate, we will submit our test results to the FDA. FDA review may generally take up to two years and approval is not assured. Foreign governments also regulate drugs distributed outside the United States. A delay in obtaining regulatory approvals for any of our drug candidates will also have a material adverse effect on our business.

In the near term, we are heavily dependant on the success of our lead product candidate Cloretazine® (VNP40101M) which is still under development. If Cloretazine® (VNP40101M) is not successful in clinical trials or we do not obtain FDA approval of Cloretazine® (VNP40101M), or if FDA delays approval or narrows the indications for which we may market Cloretazine® (VNP40101M), our business will be materially adversely affected.

We anticipate that our ability to generate revenues in the foreseeable future will depend on the successful development and commercialization of Cloretazine® (VNP40101M). The commercial success of Cloretazine® (VNP40101M) will depend on several factors, including successful completion of our ongoing Phase III and pivotal Phase II clinical trials for Cloretazine® (VNP40101M); receipt of approvals from the FDA and similar foreign regulatory authorities; establishing commercial manufacturing capabilities through third party manufacturers; successfully launching commercial sales of the products, either ourselves or through third parties; and acceptance of the products in the medical community and by third party payers, none of which can be assured. If the data from our ongoing Phase III and pivotal Phase II clinical trials for Cloretazine® (VNP40101M) are not satisfactory, we may not proceed with the filing for regulatory approval or we may be forced to delay the filing. Even if the FDA and similar foreign regulatory authorities do grant approval for Cloretazine® (VNP40101M), they may narrow the indications for which we are permitted to market it, may pose other restrictions on the use or marketing of the product, or may require us to conduct additional post-marketing trials. A narrowed indication or other restrictions may limit the market potential for Cloretazine® (VNP40101M) and any obligation to conduct additional clinical trials would result in increased expenditures and lower revenues. If we are not successful in commercializing our lead product candidate Cloretazine® (VNP40101M), or are significantly delayed or limited in doing so, our business will be materially adversely affected and we may need to curtail or cease operations.

On November 13, 2006, we announced that we had accrued 210 patients to the Phase III trial of our lead anticancer agent Cloretazine® (VNP40101M). The trial is evaluating Cloretazine® (VNP40101M) in combination with Ara-C for the treatment of relapsed AML and is designed to accrue 420 patients if it continues to full accrual. The planned interim evaluation of safety and efficacy for this trial based on 210 patients by its DSMB is presently anticipated to occur in the second quarter of 2007, although we have limited control over the final timing. Based on the evaluation of the first 210 patients accrued in the Phase III trial, the DSMB will determine whether to allow the trial to continue as currently designed, whether the trial design should be modified or whether the trial should be terminated completely. Such a determination would be expected shortly after the data is presented to the DSMB for review. There can be no assurance as to the results of the evaluation of these patients, or the timing of completion of this evaluation or this trial, and there should be no inference that the trial has achieved favorable results to date or that the DSMB will allow the Phase III trial to continue.

On January 25, 2007, we announced that we had recorded at least nine responses in our pivotal Phase II trial of Cloretazine® (VNP40101M) in elderly patients with de novo poor-risk AML. The trial is designed to continue to a total accrual of 85 patients if there have been at least nine responses in the first 42 patients. Accordingly, we are proceeding to the second stage of accrual. There can be no assurance as to the results of this trial or the timing of completion of this trial, and there should be no inference that the trial has achieved favorable results to date.

As with all drug development, we would need to reevaluate Cloretazine® (VNP40101M) if it does not test favorably in either of these trials. In such event, we would alter the drug or dose as used in the trial, modify the clinical trial protocol, commence additional trials, or abandon the drug development project. In any such event, our business, operations and prospects would be materially adversely affected, and our ability to apply for or obtain regulatory approval might be delayed, or we might not be able to obtain regulatory approval at all.

If we continue to incur operating losses, we may be unable to continue our operations.

We have incurred losses since inception. As of December 31, 2006, we had an accumulated deficit of approximately $175.2 million. If we continue to incur operating losses and fail to become a profitable company, we may be unable to continue our operations. Since we began our business, we have focused on research, development and preclinical and clinical trials of product candidates. We expect to continue to operate at a net loss for at least the next several years as we continue our research and development efforts, continue to conduct drug trials and develop manufacturing, sales, marketing and distribution capabilities. Our future profitability depends on our receiving regulatory approval of our product candidates and our ability to successfully manufacture and market approved drugs. The extent of our future losses and the timing of our profitability are highly uncertain.

If we fail to obtain the capital necessary to fund our operations, we will be unable to continue or complete our product development.

We will need to raise substantial additional capital to fund operations and perhaps to complete our product development. As of December 31, 2006, we had $30.9 million in cash and cash equivalents to fund our operations and continue our product development. In February 2007, we sold $60 million principal amount of our convertible senior notes, together with common stock purchase warrants, and received net proceeds of approximately $55.4 million. We may not have an approved and marketable product for the foreseeable future. Under our current operating plan, if we do not have an approved product for sale, which is generating significant revenues, we will need to raise substantial additional capital to have sufficient capital to fund our operations beyond mid-2009.

We may not get funding when we need it or on favorable terms. If we cannot raise adequate funds to satisfy our capital requirements, we may have to delay, scale-back or eliminate our research and development activities, clinical studies or future operations. We might have to license our technology to others. This could result in sharing revenues, which we might otherwise retain for ourselves. Any of these actions may harm our business, financial condition and results of operations.

The amount of capital we may need depends on many factors, including:

•	the progress, timing and scope of our product development programs;

•	the progress, timing and scope of our preclinical studies and clinical trials;

•	the time and cost necessary to obtain regulatory approvals;

•	the time and cost necessary to further develop manufacturing processes, arrange for contract manufacturing facilities and obtain the necessary regulatory approvals for those facilities;

•	the time and cost necessary to develop sales, marketing and distribution capabilities;

•	our ability to enter into and maintain collaborative, licensing and other commercial relationships; and

•	our partners’ commitment of time and resource to the development of our products.

We are significantly leveraged.

In February 2007, we issued $60 million principal amount of our convertible senior notes. The degree to which we are leveraged could, among other things:

•	make it difficult for us to make payments on our notes;

•	make it difficult for us to obtain financing for working capital, acquisitions or other purposes on favorable terms, if at all;

•	make us more vulnerable to industry downturns and competitive pressures; and

•	limit our flexibility in planning for, or reacting to changes in, our business.

Our ability to meet our debt service obligations on the notes will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

If the testing or use of our potential products harms people, we could be subject to costly and damaging product liability claims.

Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of drug products. These risks are particularly inherent in human trials of our proposed products. Unacceptable side effects may be discovered during preclinical and clinical testing of one or more of our potential products. Side effects and other liability risks could give rise to viable product liability claims against us. While we have obtained insurance coverage for patients enrolled in clinical trials, we may not be able to maintain this insurance on acceptable terms; insurance may not provide adequate coverage against potential liabilities, and we may need additional insurance coverage for expanded clinical trials and commercial activity. As a result, product liability claims, even if successfully defended, could have a material adverse effect on our business, financial condition and results of operations. If the side effects are determined to be unacceptable, we will not be able to commercialize our products.

If we are found to be infringing on patents or trade secrets owned by others, we may be forced to cease or alter our drug development efforts, obtain a license to continue the development or sale of our products, and/or pay damages.

Our manufacturing processes and potential products may conflict with patents that have been or may be granted to competitors, universities or others, or the trade secrets of those persons and entities. As the drug development industry expands and more patents are issued, the risk increases that our processes and potential products may give rise to claims that they infringe the patents or trade secrets of others. These other persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product or process. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to conduct clinical tests, manufacture, or market the affected product or use the affected process. Required licenses may not be available on acceptable terms, if at all, and the results of litigation are uncertain. If we become involved in litigation or other proceedings, it could consume a substantial portion of our financial resources and the efforts of our personnel.

We rely on confidentiality agreements to protect our trade secrets. If these agreements are breached by our employees or other parties, our trade secrets may become known to our competitors.

We rely on trade secrets that we seek to protect through confidentiality agreements with our employees and other parties. If these agreements are breached, our competitors may obtain and use our trade secrets to gain a competitive advantage over us. We may not have any remedies against our competitors and any remedies that may be available to us may not be adequate to protect our business or compensate us for the damaging disclosure. In addition, we may have to expend resources to protect our interests from possible infringement by others.

A substantial portion of our technology is subject to limited retained rights of our licensors, and we may not be able to prevent the grant of similar rights to third parties.

A substantial portion of our technology is licensed from academic institutions, which technology license agreements are subject to the federal Bayh Dole Act, pursuant to which the federal government has certain limited rights to use the technology and to even require us to grant a license to one or more third parties if we are not fully developing the technology.

In certain cases, we also have the right to practice improvements on the licensed technology to the extent they are encompassed by the licensed patents and within our field of use. Our licensors may currently own and may in the future obtain additional patents and patent applications that are helpful for the development, manufacture, and commercial sale of our anticipated products. We may be unable to agree with one or more academic institutions from which we have obtained licenses that certain intellectual property developed by researchers at these academic institutions is covered by our existing licenses. In the event that the new intellectual property is not covered by our existing licenses, we would be required to negotiate a new license agreement. We may not be able to reach agreement with current or future licensors on commercially reasonable terms, if at all, or the terms may not permit us to sell our products at a profit after payment of royalties, which could harm our business.

Our licenses generally also may be terminated by the licensor if we default in performance of our obligations. If any of our licenses are terminated, we may lose certain rights to manufacture, sell, market and distribute products, which would significantly reduce our actual and potential revenues and have a material and negative impact on our operations.

Our proprietary rights may not adequately protect our technologies.

Our commercial success will depend in part on our obtaining and maintaining patent, trade secret, copyright and trademark protection of our technologies in the United States and other jurisdictions as well as successfully enforcing this intellectual property and defending this intellectual property against third-party challenges. We will only be able to protect our technologies from unauthorized use by third parties to the extent that valid and enforceable intellectual property protections, such as patents or trade secrets, cover them. In particular, we place considerable emphasis on obtaining patent and trade secret protection for significant new technologies, products and processes. Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. Moreover, the degree of future protection of our proprietary rights is uncertain for products that are currently in the early stages of development because we cannot predict which of these products will ultimately reach the commercial market or whether the commercial versions of these products will incorporate proprietary technologies.

Our patent position is highly uncertain and involves complex legal and factual questions. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. For example:

•	we or our licensors might not have been the first to make the inventions covered by each of our pending patent applications and issued patents;

•	we or our licensors might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications or the pending patent applications of our licensors will result in issued patents;

•	our issued patents and issued patents of our licensors may not provide a basis for commercially viable technologies, or may not provide us with any competitive advantages, or may be challenged and invalidated by third parties; and

•	we may not develop additional proprietary technologies that are patentable.

As a result, our owned and licensed patents may not be valid and we may not be able to obtain and enforce patents and to maintain trade secret protection for our technology. The extent to which we are unable to do so could materially harm our business.

We or our licensors have applied for and will continue to apply for patents for certain products. Such applications may not result in the issuance of any patents, and any patents now held or that may be issued may not provide us with adequate protection from competition. Furthermore, it is possible that patents issued or licensed to us may be challenged successfully. In that event, if we have a preferred competitive position because of such patents, any preferred position held by us would be lost. If we are unable to secure or to continue to maintain a preferred position, we could become subject to competition from the sale of generic products.

Patents issued or licensed to us may be infringed by the products or processes of others. The cost of enforcing our patent rights against infringers, if such enforcement is required, could be significant, and the time demands could interfere with our normal operations. There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical, biotechnology and medical technology industries. We may become a party to patent litigation and other proceedings. The cost to us of any patent litigation, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation more effectively than we can because of their substantially greater financial resources. Litigation may also absorb significant management time.

Unpatented trade secrets, improvements, confidential know-how and continuing technological innovation are important to our scientific and commercial success. Although we attempt to and will continue to attempt to protect our proprietary information through reliance on trade secret laws and the use of confidentiality agreements with our corporate partners, collaborators, employees and consultants and other appropriate means, these measures may not effectively prevent disclosure of our proprietary information, and, in any event, others may develop independently, or obtain access to, the same or similar information.

Certain of our patent rights are licensed to us by third parties. If we fail to comply with the terms of these license agreements, our rights to those patents may be terminated, and we will be unable to conduct our business.

If we fail to recruit and retain key personnel, our research and development programs may be delayed.

We are highly dependent upon the efforts of our senior management and scientific personnel, particularly, Alan Kessman, our chief executive officer and director; Howard B. Johnson, our president and chief financial officer; Ann Lee Cahill, our vice president, clinical development; Ivan King, Ph.D., our vice president, research and development; Meghan Fitzgerald, our vice president and chief business officer; and Aileen Ryan, our vice president, regulatory affairs. There is intense competition in the drug development industry for qualified scientific and technical personnel. Since our business is very technical and specialized, we need to continue to attract and retain such people. We may not be able to continue to attract and retain the qualified personnel necessary for developing our business, particularly in light of our need to raise substantial additional financing in order to continue our operations beyond mid-2009. We have no key man insurance policies on any of the officers listed above and we only have an employment agreement with Mr. Kessman. If we lose the services of our management and scientific personnel or fail to recruit other scientific and technical personnel, our research and product development programs will be significantly and detrimentally affected.

We face intense competition in the market for anticancer products, and if we are unable to compete successfully, our business will suffer.

Numerous pharmaceutical and biotechnology companies have publicly announced their intention to develop drugs for the treatment of cancer including, in some instances, the development of agents which treat AML and/or are alkylating agents similar to our compound Cloretazine® (VNP40101M) and agents which target ribonucleotide reductase similar to our compound Triapine®. These companies include, but are not limited to Amgen Inc., AstraZeneca PLC, Bioenvision, Inc., Bristol-Myers Squibb Company, Chiron Corporation, Eli Lilly and Co., Genentech Inc., Genzyme Corporation, ImClone Systems Inc., Johnson & Johnson, Lorus Therapeutics Inc., MGI Pharma, Inc., OSI Pharmaceuticals, Inc., Pfizer Inc., Pharmion Corp., Schering-Plough Corporation, Wyeth, and Xanthus Pharmaceuticals, Inc. These and other large pharmaceutical companies have substantially greater financial and other resources and development capabilities than we do and have substantially greater experience in undertaking preclinical and clinical testing of products, obtaining regulatory approvals, and manufacturing and marketing pharmaceutical products. In addition, our competitors may succeed in obtaining approval for products more rapidly than us and in developing and commercializing products that are safer and more effective than those that we propose to develop. The existence of these products, other products or treatments of which we are not aware or products or treatments that may be developed in the future may adversely affect the marketability of our products by rendering them less competitive or obsolete. In addition to competing with universities and other research institutions in the development of products, technologies and processes, we may compete with other companies in acquiring rights to products or technologies from universities.

If our corporate partners, licensors, licensees, collaborators at research institutions and others do not conduct activities in accordance with our arrangements, our research and development efforts may be delayed.

Our strategy for the research, development and commercialization of our products entails entering into various arrangements with corporate partners, licensors, licensees, collaborators at research institutions and others. We currently depend on the following third parties:

•	The NCI with respect to clinical development of Triapine® in clinical trials;

•	Yale for research and for technologies that are licensed by them to us;

•	Beijing Pason Pharmaceuticals, Inc. for the development of Triapine® in the People’s Republic of China, Hong Kong, Macao and Taiwan;

•	Healthcare facilities in the United States and other countries to perform human clinical trials of our products;

•	Clinical research organizations in the United States and other countries to monitor and collect data related to human clinical trials; and

•	Contract manufacturers to produce our products for use in preclinical, clinical and potential commercial activities.

If the third parties do not conduct activities in accordance with the arrangements we have with them, or if these arrangements are terminated, our product development efforts may be delayed. We may also rely on other collaborative partners to obtain regulatory approvals and to manufacture and market our products. The amount and timing of resources to be devoted to these activities by these other parties may not be within our control.

If Yale does not conduct research relating to products we would like to pursue, we may never realize any benefits from our funding provided to Yale.

Through December 31, 2006, we have paid approximately $10.5 million to Yale for research funding, and we paid an additional $50,000 to support the research activities of one of our directors, an affiliate of Yale, through March 31, 2007. We may continue to support certain research projects at Yale. We generally do not have the right to control the research that Yale is conducting with our funding, and our funds may not be used to conduct research relating to products that we would like to pursue. Additionally, if the research being conducted by Yale results in technologies that Yale has not already licensed or agreed to license to us, we may need to negotiate additional license agreements or we may be unable to utilize those technologies.

If we are unable to establish sales, marketing and distribution capabilities, or to enter into agreements with third parties to do so, we will be unable to successfully market and sell future drug products.

We have no experience with marketing, sales and distribution of drug products and have only recently established pre-commercial capability in those areas. If we are unable to establish capabilities to sell, market and distribute our products, either by developing our own capabilities or entering into agreements with others, we will not be able to successfully sell our future drug products. In that event, we will not be able to generate significant revenues. We cannot guarantee that we will be able to hire the qualified sales and marketing personnel we need. We may not be able to enter into any marketing or distribution agreements with third-party providers on acceptable terms, if at all.

We rely on third-party manufacturers to manufacture our product candidates. If these third-party manufacturers fail to manufacture product candidates of satisfactory quality, in a timely manner, in sufficient quantities or at acceptable costs, development and commercialization of our products could be delayed.

We have no manufacturing facilities, and we have no experience in the commercial manufacturing of drugs or in validating drug manufacturing processes. We have contracted with third-party manufacturers to produce our product candidates for regulatory approvals clinical trials. We have limited supplies of our product candidates for clinical trials. If our supplies are damaged or destroyed, during storage or shipping or otherwise, our clinical trials may be delayed, which could have a material adverse effect on our business. We intend to rely on third-party contract manufacturers to manufacture, supply, store and distribute commercial quantities of our product candidates. We will also rely on our third-party manufacturing partners to work with us to complete the Chemistry, Manufacturing and Control, or CMC, section of any nondisclosure agreements or any marketing approval application we may file.

Contract manufacturers are obliged to operate in accordance with government mandated obligations, including FDA-mandated current good manufacturing practices, or cGMPs. A failure of any of our contract manufacturers to establish and follow cGMPs or to document their adherence to such practices may lead to significant delays in the availability of material for clinical trials and may delay or prevent filing or approval of marketing applications for our products.

Changing contract manufacturers may be difficult, and the number of potential manufacturers is limited. Changing manufacturers requires validation of the manufacturing processes and procedures in accordance with government mandated obligations, including FDA-mandated cGMPs. Such validation may be costly and time-consuming. It may be difficult or impossible for us to find replacement manufacturers on acceptable terms quickly, if at all. Either of these factors could delay or prevent the completion of our clinical trials, the approval of our product candidates by the FDA or other regulatory agencies, or the commercialization of our products, result in higher costs, or cause a decline in potential product revenues.

Drug manufacturers are subject to on-going, periodic unannounced inspections by the FDA and corresponding state and foreign agencies to ensure strict compliance with cGMPs, other government regulations and corresponding foreign standards. While we are obligated to audit the performance of third-party contractors, we do not have control over our third-party manufacturers’ compliance with these regulations and standards. Failure by our third-party manufacturers or us to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of the government to grant market approval of drugs, delays, suspension of clinical trials, withdrawal of approvals, seizures, detentions or recalls of product, operating restrictions and criminal prosecution.

Our product candidates are manufactured in small quantities by third-party manufacturers for preclinical and clinical trials. We have not validated the manufacturing process for Cloretazine® (VNP40101M) to date. In order to obtain marketing approval for any of these product candidates, we will need to enter into and maintain long-term supply agreements with our existing or new third-party manufacturers, such as our agreements with SAFC and Ben Venue Laboratories, and demonstrate that we can manufacture sufficient quantities under a validated manufacturing process for commercial sale. Our third-party manufacturers may terminate our agreements, may not be able to successfully increase their manufacturing capacity, validate our manufacturing process, or apply at commercial scale the current manufacturing process for any of our product candidates in a timely or economic manner, or at all. This may require seeking out additional manufacturing partners who may have different equipment requiring additional validation studies, which the relevant government regulator must review and approve. If we are unable to successfully validate or increase the manufacturing capacity for a product candidate, the regulatory approval or commercial launch of that product candidate may be delayed or there may be a shortage in the supply of the product candidate. Our product candidates require precise, high-quality manufacturing. The failure of our third-party manufacturers to achieve and maintain these high manufacturing standards, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business.

If environmental laws become stricter in the future, we may face large capital expenditures in order to comply with environmental laws.

We cannot accurately predict the outcome or timing of future expenditures that we may be required to expend to comply with comprehensive federal, state and local environmental laws and regulations. We must comply with environmental laws that govern, among other things, all emissions, waste water discharge and solid and hazardous waste disposal, and the remediation of contamination associated with generation, handling and disposal activities. To date, we have not incurred significant costs and are not aware of any significant liabilities associated with our compliance with federal, state and local laws and regulations. However, environmental laws have changed in recent years and we may become subject to stricter environmental standards in the future and may face large capital expenditures to comply with environmental laws. We have limited capital and are uncertain whether we will be able to pay for significantly large capital expenditures. In addition, future developments, administrative actions or liabilities relating to environmental matters may have a material adverse effect on our financial condition or results of operations.

All of our operations are performed under strict environmental and health safety controls consistent with the Occupational Safety and Health Administration, the Environmental Protection Agency and the Nuclear Regulatory Commission regulations. We cannot be certain that we will be able to control all health and safety problems. If we cannot control those problems, we may be held liable and may be required to pay the costs of remediation. These liabilities and costs could be material.

We may expand our business through new acquisitions that could disrupt our business, harm our financial condition and may dilute current stockholders’ ownership interests in our company.

Our business strategy includes expanding our products and capabilities, and we may seek acquisitions to do so. Acquisitions involve numerous risks, including:

•	substantial cash expenditures;

•	potentially dilutive issuance of equity securities;

•	incurrence of debt and contingent liabilities, some of which may be difficult or impossible to identify at the time of acquisition;

•	difficulties in assimilating the operations of the acquired companies;

•	diverting our management’s attention away from other business concerns;

•	risks of entering markets in which we have limited or no direct experience; and

•	the potential loss of our key employees or key employees of the acquired companies.

We cannot assure you that any acquisition will result in short-term or long-term benefits to us. We may incorrectly judge the value or worth of an acquired company or business. In addition, our future success would depend in part on our ability to manage the rapid growth associated with some of these acquisitions. We cannot assure you that we will be able to make the combination of our business with that of acquired businesses or companies work or be successful. Furthermore, the development or expansion of our business or any acquired business or companies may require a substantial capital investment by us. We may not have these necessary funds or they might not be available to us on acceptable terms or at all. We may also seek to raise funds by selling shares of our common stock, which could dilute current stockholder’s ownership interest in our company.

Our common stock could be delisted from the Nasdaq Capital MarketSM. Among other things, delisting from the Nasdaq Capital MarketSM would cause us to become ineligible to use Form S-3 for the registration of the resale of our securities held by certain of our security holders.

If the price of our common stock declines below $1.00 per share, we may fail to meet Nasdaq’s maintenance criteria, which may result in the delisting of our common stock from the Nasdaq Capital MarketSM.

In the event of such delisting, trading, if any, in our common stock may then continue to be conducted in the non-Nasdaq over-the-counter market in what are commonly referred to as the electronic bulletin board and the ‘‘pink sheets.’’ As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our common stock. In addition, we would be subject to a Rule promulgated by the SEC that, if we fail to meet criteria set forth in such Rule, imposes various practice requirements on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transactions prior to the sale. Consequently, the Rule may have a materially adverse effect on the ability of broker-dealers to sell our securities, which may materially affect the ability of stockholders to sell our securities in the secondary market.

A delisting from the Nasdaq Capital MarketSM will also make us ineligible to use Form S-3 to register the sale of shares of our common stock or to register the resale of our securities held by certain of our security holders with the SEC, thereby making it more difficult and expensive for us to register our common stock or other securities and raise additional capital. We are a party to several registration rights agreements, which require us to maintain the effectiveness of registration statements relating to the resale of shares of common stock issuable upon the exercise of outstanding warrants and upon conversion of our outstanding notes by holders of such warrants and notes. If we are ineligible to use Form S-3, we will need to file new registration statements on some other permitted Form and maintenance of the effectiveness of such registration statements will become extremely difficult. Under the applicable registration rights agreements, we could become subject to certain liquidated damages upon and during the continuance of any such failure. We would also incur additional costs under state blue-sky laws to sell equity if we are delisted.

The terms of our outstanding notes and warrants, as well as any additional funding we raise in the future could cause extreme dilution to our stockholders. Further, the large number of our shares that may be held in the market may depress the market price of our stock.

The conversion of some or all of our outstanding notes, our payment of interest or make-whole premiums on the notes under certain circumstances with shares of common stock, and the exercise of the warrants issued in connection with the sale of the notes, will dilute the ownership interests of existing stockholders. As of December 31, 2006, we also had outstanding warrants to purchase 9,198,971 shares of our common stock at exercise prices ranging from $2.20 to $3.25 per share. All such shares have been registered for resale on registration statements filed with the SEC and will be freely tradable when issued upon exercise of the warrants. In addition, as of December 31, 2006, there were 4,232,017 shares of common stock issuable upon exercise of options granted by us. We may also grant awards under our 2005 Stock Incentive Plan to purchase up to an additional 2,425,372 shares of common stock.

Further, to the extent we determine that we need additional financing and we encounter additional opportunities to raise cash, we would likely sell additional equity or debt securities. Depending on our stock price and market conditions at the time of any capital raise, and the amount of capital we need, such debt or equity securities may be sold at relatively low prices, including prices which are below the market price of our common stock, and may have substantial rights to control us. Stockholders would experience extreme dilution as well as subordination of their rights. Other than as set forth in the indenture governing the notes, we do not have any contractual restrictions on our ability to incur debt. Any indebtedness could contain covenants that restrict our operations.

Any sales in the public market of the common stock paid as interest or as a make-whole premium, issuable upon conversion of the notes or exercise of warrants, the exercise of outstanding options or the issuance of equity pursuant to our 2005 Stock Incentive Plan, could adversely affect prevailing market prices of our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales are likely to occur, could also affect prevailing trading prices of our common stock.

The rights that have been and may in the future be granted to our stockholders may allow our Board of Directors and management to deter a potential acquisition in which the Board of Directors and management are to be replaced.

We have in place a stockholder rights plan, or ‘‘poison pill,’’ which enables our Board of Directors to issue rights to purchase common stock when someone acquires 20% or more of the outstanding shares of our common stock. As a result of the plan, anyone wishing to take over the company would most likely be forced to negotiate a transaction with our Board of Directors and management in order not to trigger the pill. The need to negotiate with the Board of Directors or management could frustrate a proposed takeover particularly where the Board of Directors and management wish to remain entrenched. This would prevent our stockholders from participating in a takeover or tender offer, which might be of substantial value to them.

Provisions of our outstanding convertible senior notes could discourage an acquisition of us by a third-party.

Certain provisions of our outstanding convertible senior notes could make it more difficult or more expensive for a third-party to acquire us, including a provision requiring an acquirer to assume all of our obligations under the notes and the indenture. Upon the occurrence of certain transactions constituting a fundamental change under the indenture relating to the notes, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes.

After giving effect to the sale of our convertible senior notes and warrants in February 2007 and the reservation of shares for potential issuance upon conversion or exercise, we have limited shares of common stock authorized and available for issuance.

As of May 1, 2007, we had 150,000,000 authorized shares of common stock under our certificate of incorporation, as amended, of which 72,849,540 were issued and outstanding. An aggregate of additional 21,210,563 shares of common stock were reserved for issuance upon the exercise of outstanding warrants and options, as well as for potential issuance under our 2005 Stock Incentive Plan and our 2000 Vion Employee Stock Purchase Plan. In addition, our 7.75% convertible notes are convertible into 31,249,980 shares of common stock. After reserving shares for potential issuance upon conversion of our convertible senior notes, the exercise of the warrants sold in connection with the sale of the notes, the potential payment of interest on the notes with shares of common stock and make-whole premiums on the notes with shares of common stock, we have limited shares of common stock authorized and available for other purposes, including potential acquisitions, potential issuances in connection with a strategic relationship, and potential issuance under our rights plan. Accordingly, unless and until we can amend out certificate of incorporation to authorize more shares of common stock, which would require stockholder approval, we may not be able to take advantage of corporate opportunities, which might come to our attention, which would require the issuance of common stock. In addition, in any situation where our shareholder rights may become exercisable, we will not be able to issue more than a de minimis number of shares upon the exercise of the shareholder rights, thereby frustrating the purpose of the rights plan.

Risks Related to the Notes

The notes do not contain certain restrictive covenants protective of investors and provide only limited protection in the event of a fundamental change.

The indenture under which the notes are issued does not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture does not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due.

In addition, the requirement that we offer to repurchase the notes upon a fundamental change is limited to the transactions specified in the definition of a ‘‘fundamental change’’ under ‘‘Description of the Notes – Fundamental Change Permits Holders to Require Us to Repurchase Notes.’’ For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us or a joint venture, licensing arrangement or other strategic relationship would not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the notes and the market price of the notes. Accordingly, we could enter into certain transactions, such as acquisitions, refinancings, recapitalizations, joint ventures, licensing arrangements and other strategic transactions that could affect our capital structure or assets and the value of the notes and common stock but would not constitute a fundamental change under the notes.

We may be unable to generate sufficient cash flow from which to make payments on the notes.

We expect to incur substantial net operating losses for the foreseeable future. We cannot assure you that we will be able to achieve profitability in the future. Accordingly, we may not have sufficient funds to pay amounts due on any or all of the notes.

We may be unable to repurchase the notes for cash when required by the holders following a fundamental change.

Holders of the notes have the right to require us to repurchase the notes upon the occurrence of a fundamental change prior to maturity as described under ‘‘Description of the Notes – Fundamental Change Permits Holders to Require Us to Repurchase Notes.’’ Any of our future debt agreements may contain similar provisions. We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time. If we fail to repurchase the notes in cash as required by the indenture, it would constitute an event of default under the indenture governing the notes and potentially under the terms of any other debt that we may incur.

There is currently no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes, and the trading prices for the notes could be directly affected by the trading prices for our common stock, which are impossible to predict.

The notes are a new issue of securities, and there is no existing market for the securities. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, our ability to register the resale of the notes and the shares of common stock issuable upon conversion of the notes, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions, which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

The notes are held in book-entry form and, therefore, investors in the notes must rely on the procedures of the relevant clearing systems to exercise their rights and remedies.

Unless and until certificated, the notes will be issued in exchange for book-entry interests in the notes and owners of the book-entry interests will not be considered owners or holders of the notes. Instead, the common depository, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitation for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. The procedures implemented for the granting of such proxies may not be sufficient to enable you to vote on any requested actions on a timely basis.

The notes may not be rated or may receive a lower rating than anticipated.

We believe it is unlikely that the notes will be rated. However, if one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce the rating of the notes in the future, the market price of the notes and our common stock may be adversely affected.

Fluctuations in the stock market, as well as general economic and market conditions may impact our operations, sales, financial results and market price of our common stock.

The stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions may harm the market price of our common stock. Because the notes are convertible into shares of common stock, fluctuations in the stock price may affect the trading price of the notes. The risk of price fluctuations of our common stock also applies to holders who receive shares of common stock upon conversion of the notes.

The conversion price of the notes will not be adjusted for all dilutive events that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes.

The conversion price of the notes are subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends, and certain issuer tender or exchange offers as described under ‘‘Description of the Notes – Conversion Rights – Adjustments to Conversion Price.’’ The conversion price and exercise price will not be adjusted for certain other events, including sale of shares of common stock for less than the market price or the conversion price or the exercise price, that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes and upon the exercise of the warrants.

If we pay a cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock, an adjustment to the conversion rate of the notes or exercise price of the warrants may result, and you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a Non-U.S. Holder (as defined in ‘‘Certain Federal Income Tax Considerations’’), such deemed dividend may be subject to U.S. federal withholding tax at a 30 percent rate or such lower rate as may be specified by an applicable treaty. See ‘‘Certain Federal Income Tax Considerations’’ and ‘‘Description of the Notes – Conversion Rights – Adjustments to Conversion Price.’’

We do not currently pay dividends on our common stock and we do not intend to do so in the future.

We have never declared or paid any dividends on our common stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

We may not be able to refinance the notes if required or if we so desire.

We may need or desire to refinance all or a portion of the notes or any other future indebtedness that we incur on or before the maturity date of the notes. There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment and will nevertheless be subject to any such changes.

The notes have been issued with original issue discount, or OID, and accordingly, during the period in which a U.S. Holder holds the notes, the U.S. Holder will in general be required to recognize ordinary interest income with respect to the notes in excess of the stated interest paid on the notes.

The notes initially were issued together with the warrants as units, and, accordingly, the purchase price of the units was required to be allocated between the notes and the warrants based on their relative fair market values. We have treated $50.60 of each $1,000 purchase price per unit as allocable to the warrants. As a result of this allocation, the principal amount of the note exceeds the adjusted issue price of the note by more than a de minimis amount, and the excess is characterized as OID for U.S. federal income tax purposes. The adjusted issue price of a note upon its acquisition by a U.S. Holder is the portion of the original issue price of the unit allocable to the note (which we have determined to be $949.40), plus the OID includable in the income of holders prior to the U.S. Holder’s acquisition of the note. Subject to certain exceptions, each U.S. Holder is required to include OID as ordinary interest income on a constant yield to maturity basis, regardless of the holder’s regular method of tax accounting, even though we will not pay any additional interest in cash. For additional information see ‘‘Certain Federal Income Tax Considerations.’’

The amount of any claim made by a note holder in a bankruptcy action may be limited as a result of the notes being issued with OID.

If a bankruptcy case is commenced by or against us under Title 11 of the United States Code, as amended, or the Bankruptcy Code, after the issuance of the notes, the claim of a holder of the notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price of the notes and (ii) that portion of the OID that is not deemed to constitute ‘‘unmatured interest’’ for purposes of the Bankruptcy Code. Any OID that was not accrued as of such bankruptcy filing would constitute ‘‘unmatured interest.’’ A holder of a note will not have any claim with respect to that portion of the issue price of a unit allocated to the warrants issued as part of such unit (as described in ‘‘Certain Federal Income Tax Considerations.’’

The notes may be subject to the contingent payment debt instrument rules, which would affect the timing, amount and character of income with respect to the notes for tax purposes.

As described in ‘‘Certain Federal Income Tax Considerations,’’ we intend to take the position that the notes do not constitute ‘‘contingent payment debt instruments’’ for U.S. federal income tax purposes and, as such, are not subject to the U.S. Treasury Regulations governing contingent payment debt instruments, which we refer to as the Contingent Payment Debt Regulations. However, the application of the Contingent Payment Debt Regulations to instruments such as the notes is uncertain in various respects, and no assurance can be given that the Internal Revenue Service, or IRS, will agree with our position. We have not sought or received an IRS ruling or an opinion of counsel on the application of the Contingent Payment Debt Regulations to the notes. Each holder of a note should consult its own tax advisor concerning the tax consequences of the acquisition, ownership and disposition of the notes.

If the notes were ultimately found to be subject to the Contingent Payment Debt Regulations, (i) each holder generally would be required to accrue interest on the notes based on the yield of a comparable noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to the notes (subject to certain adjustments to its accruals of interest income, as described in more detail in ‘‘Certain Federal Income Tax Considerations’’), with the result that a holder could recognize taxable income in excess of regular interest payments received while the notes are outstanding; (ii) the amount realized by a holder upon the conversion of a note (including the fair market value of our common stock received on conversion) would generally be treated as a contingent payment under the Contingent Payment Debt Regulations, which could result in recognition of ordinary interest income (subject to potential adjustments) and (iii) any gain recognized on a sale, exchange, redemption, or retirement of a note generally would be treated as ordinary interest income (subject to potential adjustments and exceptions), and any loss would be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. These results are likely to be considerably different and in many respects less favorable than the tax consequences that result if our position that the Contingent Payment Debt Regulations do not apply is correct. For additional information see ‘‘Certain Federal Income Tax Considerations.’’

Investors should consult their own tax advisors with respect to possible application of the Contingent Payment Debt Regulations.

The make-whole premium payable on notes converted in connection with a fundamental change may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change and may be limited by Nasdaq rules.

If a fundamental change occurs on or prior to February 15, 2010, we will pay a make-whole premium on notes converted in connection with such fundamental change. The amount of the make-whole premium will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the transaction constituting the fundamental change. While the make-whole premium is designed to compensate you for the lost option time value of your notes as a result of such fundamental change, the amount of the make-whole premium is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, because of applicable Nasdaq shareholder approval rules, under no circumstances will the issuance of additional shares of common stock as a make-whole premium, taken together with any shares of common stock issued in payment of interest on the notes or any shares issued or issuable upon conversion of the notes, result in an effective price per share of common stock to holders below $1.60, subject to adjustment in the same manner as the conversion price, potentially limiting any compensation to you for the option time value of your notes. We have no obligation to seek shareholder approval in order to enable us to issue shares in excess of any such limitation. In addition, if a fundamental change occurs after February 15, 2010, or if the price paid per share of our common stock in the transaction constituting the fundamental change is less than $1.60 or greater than $3.60, subject in each case to adjustment in the same manner as the conversion price, no make-whole premium will be paid.

Our common stock price has been highly volatile, and an investment in our common stock could suffer a decline in value, adversely affecting the value of the notes.

Because the notes are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of our notes. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. The trading price of our common stock has been highly volatile and could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	positive or adverse developments with respect to obtaining regulatory approval of our proposed products;

•	positive or adverse developments with respect to our drug trials;

•	actual or anticipated period-to-period fluctuations in financial results;

•	litigation or threat of litigation;

•	failure to achieve, or changes in, financial estimates by securities analysts;

•	announcements of new products or services or technological innovations by us or our competitors;

•	comments or opinions by securities analysts or major stockholders;

•	conditions or trends in the pharmaceutical, biotechnology and life science industries;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	sales of our common stock;

•	economic and other external factors or disasters or crises;

•	limited daily trading volume; and

•	developments regarding our patents or other intellectual property or that of our competitors.

In addition, the stock market in general, and the Nasdaq Capital MarketSM and the market for biotechnology companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been significant volatility in the market prices of securities of life science companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

 Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,
	2002	2003	2004	2005	2006
Ratio of earnings to fixed charges(l)	—	—	—	—	—

(1)	Earnings were insufficient to cover fixed charges by $12.5 million in 2002, $11.8 million in 2003, $16.0 million in 2004, $18.0 million in 2005 and $25.3 million in 2006. Fixed charges consist of that portion of rental expense deemed to be representative of interest.

USE OF PROCEEDS

Except for proceeds, if any, received in connection with the exercise of warrants, we will not receive any proceeds from the sale of common stock by the selling securityholders. Any proceeds received in connection with the exercise of warrants will be used by us for general corporate purposes.

DESCRIPTION OF THE NOTES

The notes are issued under and are governed by an indenture dated as of February 20, 2007, between us and U.S. Bank National Association, as trustee. Because this section is a summary, it does not describe every aspect of the notes, the indenture or the registration rights agreement and does not contain all information that you may find useful. This summary is subject to, and qualified in its entirely by, reference to all the provisions of the indenture and the registration rights agreement, including definitions of certain terms used in the indenture or the registration rights agreement.

General

The notes:

•	are limited to $60 million aggregate principal amount;

•	mature on February 15, 2012; and

•	are our senior unsecured obligations.

We have the intention and a reasonable basis to believe that we will have the financial ability to make all payments required on the notes.

The notes bear interest at the annual rate of 7.75% from the date of issuance of the notes. We will pay interest twice a year, on each February 15 and August 15 beginning August 15, 2007, until the principal is paid or made available for payment or the notes have been converted, redeemed or repurchased. We will pay interest to the persons in whose name the note is registered at the close of business on the immediately preceding February 1 or August 1, as the case may be, which we refer to as a regular record date. Each payment of interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, the scheduled original issuance date) through the day before the applicable interest payment date (or redemption or repurchase date). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. A ‘‘business day’’ is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close. Interest will cease to accrue on a note upon its maturity, conversion, redemption or repurchase by us at our option or at the option of a holder in accordance with the terms of the notes. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. See ‘‘— Conversion Rights.’’

Interest on the notes is payable, at our option, in cash, registered common stock or some combination of cash and registered common stock having a fair market value equal to the interest payment due. For the purposes of payment in registered common stock, the fair market value of our common stock shall be equal to the closing bid price of our common stock on the interest payment date, subject to compliance with Nasdaq shareholder approval rules. If we pay interest in shares of our common stock, while we will instruct the transfer agent for the common stock and DTC to make payment on the interest payment date, such shares may not be reflected in your account on that date, and thus the value of the shares when reflected in your account may be different from the date interest became due. The aggregate dollar amount (or value of shares of common stock) of interest payable on the notes in the first year after issuance (assuming no conversion of notes) is approximately $4,650,000.

We are registering the potential primary issuance by us in our discretion of 8,205,882 shares of common stock in payment of interest on the notes. That number of shares represents the aggregate amount of interest payable on the notes for the first three years after issuance (assuming no note conversions). You may convert the notes into shares of our common stock at any time after the earlier of (i) the date this shelf registration statement with respect to the resale of the notes and the resale of the shares of our common stock issuable upon conversion of the notes of which this prospectus forms a part becomes effective and (ii) August 19, 2007, and prior to the close of business on the maturity date of the notes, unless the notes have been previously redeemed or repurchased. The initial conversion price is approximately $1.92 per share. The conversion price is subject to adjustment as described below. Holders of notes submitted for redemption or repurchase will be entitled to convert the notes up to and including the second business day immediately preceding the date fixed for redemption or repurchase.

If we experience a fundamental change, you will have the right to require us to repurchase your notes, as described below under ‘‘Fundamental Change Permits Holders to Require Us to Repurchase Notes.’’

The notes are not redeemable prior to February 15, 2010, and are freely redeemable after that date, as described below under ‘‘Optional Redemption.’’ The notes do not have the benefit of a sinking fund, which means that the indenture does not require us to redeem or retire the notes periodically.

The notes are issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount. The notes are payable at the corporate trust office of the paying agent, which initially is an office or agency of the trustee. The notes are represented by one or more global securities registered in the name of a nominee of the depository. See ‘‘— Form, Denomination, Transfer, Exchange and Book-Entry Procedures.’’

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The notes are issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and integral multiples thereof.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be presented for registration or exchange, at the office or agency we maintain for such purpose in the Borough of Manhattan, The City of New York. Until we designate otherwise, our office or agency will be the trustee’s corporate trust office presently located in the Borough of Manhattan, The City of New York.

The notes have initially been evidenced by one or more global notes that are deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. The global notes and any notes issued in exchange for the global notes will be subject to restrictions on transfer and will bear restrictive legends. Except as set forth below, record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global notes will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless either of the following occurs:

•	DTC has notified us that it is unwilling or unable to continue as depository for the global notes or has ceased to be a clearing agency registered as such under the Exchange Act or announces an intention to permanently cease business or does in fact do so; or

•	an event of default with respect to the notes represented by the global notes has occurred and is continuing.

In those circumstances, DTC will determine in whose names any notes issued in exchange for the global notes will be registered.

So long as the notes are registered in the name of Cede & Co. as nominee for DTC, DTC or its nominee will be considered the sole owner and holder of the global notes for all purposes, and as a result:

•	you cannot receive notes registered in your name if they are represented by a global note;

•	you cannot receive certificated (physical) notes in exchange for your beneficial interest in a global note;

•	you will not be considered to be the owner or holder of a global note or any note it represents for any purpose; and

•	all payments on the global notes will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers can only own securities in physical, certificated form. These laws may limit your ability to acquire interest in the notes and to transfer or encumber your beneficial interests in a note to these types of purchasers.

Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee, called participants, and persons that may hold beneficial interests through participants can own a beneficial interest in a global note. The only place where the ownership of beneficial interests in a global note appears and the only way the transfer of those interests can be made will be on the records kept by DTC (for its participants’ interests) and the records kept by those participants (for interests participants hold on behalf of other persons).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same day funds settlement system, and settle in immediately available funds. We make no representation as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

So long as DTC through Cede & Co. is the sole registered holder of the global notes, we will make payments of interest on, and the redemption or repurchase price of, the global notes only to Cede & Co., the nominee for DTC, as the registered owner of the global notes. We will make these payments of cash by wire transfer of immediately available funds on each payment date. If we pay interest in shares of our common stock, while we will instruct the transfer agent for the common stock and DTC to make payment on the interest payment date, such shares may not be reflected in your account on that date, and thus the value of the shares when reflected in your account may be different from the date interest became due.

We have been informed that, with respect to any payment of interest on, principal of, or repurchase price of, the global notes, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global notes as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global notes held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in ‘‘street name.’’

We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an ‘‘omnibus proxy’’ to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global notes to pledge or otherwise encumber their interest in the note to persons or entities that do not participate in the DTC book entry system, or otherwise take actions in respect of that interest, may be adversely affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the principal amount of the notes represented by the global notes as to which such participant has, or participants have, given such direction.

DTC has also advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a ‘‘clearing corporation’’ within the meaning of the Uniform Commercial Code, as amended; and

•	a ‘‘clearing agency’’ registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC’s policies and procedures, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global notes. The trustee and we have no responsibility or liability for any aspect of DTC’s or any participant’s records relating to beneficial interests in the global notes, including for payments made on the global notes, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Ranking

Except as provided under ‘‘— Negative Covenants,’’ the notes are our senior unsecured obligations. Your right to payment under the notes is:

•	junior in right of payment to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness;

•	equal in right of payment to our future senior unsecured indebtedness;

•	senior in right of payment to our existing and future subordinated indebtedness; and

•	structurally subordinated to any indebtedness or other liabilities of our subsidiaries.

The notes and the indenture restrict us and our subsidiaries from incurring indebtedness or other obligations, including senior secured indebtedness or other secured obligations, in the future, and they limit the amount of indebtedness or other obligations we may incur that are equal in right of payment to the notes.

Guarantees

We currently do not have any domestic subsidiaries. To the extent we have any future domestic subsidiaries, the notes will be guaranteed by each of our future domestic subsidiaries.

Automatic Conversion

The notes shall automatically convert at any time prior to maturity if the closing price per share of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period, provided that only those notes as to which we are then able to make the make-whole payment under Nasdaq shareholder approval rules shall be automatically converted; and further provided that only those notes (i) for which a shelf registration statement was in effect with respect to the resale of the shares of our common stock issuable upon automatic conversion for each day during such 30-consecutive trading day period or (ii) for which the shares issuable upon automatic conversion may be freely transferred pursuant to Rule 144(k) under the Securities Act, shall be automatically converted. We will deliver a notice of automatic conversion to the holders not more than 30 days after the automatic conversion date.

Make-Whole Payment Upon an Automatic Conversion

Upon any automatic conversion of the notes, we shall pay to you an amount equal to $232.50 per $1,000 principal amount of your notes so converted, less the amount of any interest paid on such notes prior to the conversion date. This payment may be made at our option in cash, registered shares of our common stock or some combination of cash and registered shares of our common stock having a fair market value equal to the make-whole payment due. For the purposes of this provision, the fair market value of our common stock shall be equal to 95% of the volume-weighted average price of the common stock for the five consecutive trading days ending on the trading day immediately preceding the conversion date, subject to compliance with Nasdaq shareholder approval rules. Because of applicable Nasdaq shareholder approval rules, under no circumstances however will any issuance of additional shares of common stock as a make-whole payment, taken together with any shares of common stock issued in payment of interest on the notes and issued or issuable upon conversion of the notes, reduce the effective price per share of common stock to holders below $1.60, subject to adjustment in the same manner as the conversion price. We have no obligation to seek shareholder approval in order to enable us to issue shares in excess of any such limitation. No make-whole amount shall be payable upon any conversion or redemption of the notes other than in connection with an automatic conversion or upon a fundamental change.

Conversion Rights

General

You may, at your option, convert the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time after the earlier of (i) the date the shelf registration statement (of which this prospectus forms a part) with respect to the resale of the notes and the resale of the shares of our common stock issuable upon conversion of the notes becomes effective and (ii) August 19, 2007, and prior to the close of business on the maturity date, unless the note has been previously redeemed or repurchased. If the notes are subject to redemption or repurchase, you may convert your notes at any time before the close of business on the day immediately preceding the date fixed for redemption or repurchase unless we default in making the payment due upon redemption or repurchase. The initial conversion price is approximately $1.92 per share. The conversion price is subject to adjustment as described below.

In accordance with the requirements of the registration rights agreement referred to below, we are registering the 31,249,980 shares of common stock issuable upon conversion of the notes for resale by the selling securityholders.You can convert the note into such shares by delivering the note to the trustee’s corporate trust office, accompanied by a duly signed and completed notice of conversion, a copy of which is attached to the indenture and may be obtained from the trustee. In the case of a global note, we have been informed that DTC will effect the conversion upon notice from the holder of a beneficial interest in the global note in accordance with DTC’s rules and procedures. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered to the trustee. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment in cash in lieu of any fractional shares, and the trustee shall deliver the certificate(s) to the conversion agent for delivery to the holder of the note being converted. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable.

If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion, except as described below. However, if you are a holder of a note on a regular record date, including a note that is subsequently surrendered for conversion after the regular record date, you will receive the interest payable on such note on the next interest payment date. To correct for this resulting overpayment of interest, we will require that any note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next interest payment date be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. However, you will not be required to make that payment if you are converting a note, or a portion of a note, that we have called for redemption, or that you are entitled to require us to repurchase from you, if your conversion right would terminate because of the redemption or repurchase between the regular record date and the close of business on the next interest payment date.

In addition, if we distribute rights or warrants (other than those referred to in clause (2) under ‘‘Adjustments to Conversion Price’’ below) pro rata to holders of common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any note surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion (which we refer to in this prospectus as the conversion shares), a number of rights or warrants to be determined as follows:

•	if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (which we refer to in this prospectus as the distribution date), the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of conversion shares is entitled at the time of such conversion in accordance with the terms and provisions of, and applicable to, the rights or warrants; and

•	if such conversion occurs after such distribution date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such note was convertible immediately prior to such distribution date would have been entitled on such distribution date in accordance with the terms and provisions of, and applicable to, the rights or warrants.

No other payment or adjustment for interest will be made upon conversion. If you receive common stock upon conversion of a note, you will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. We will not issue fractional shares upon conversion of notes. Instead, we will pay an amount in cash based on the closing sales price of our common stock on the conversion date.

If you deliver a note for conversion, you will not be required to pay any taxes or duties in respect of the issuance or delivery of common stock on conversion. However, you will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance or delivery of our common stock in a name other than yours. We will not issue or deliver certificates representing shares of common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that no such tax or duty is payable.

Adjustments to Conversion Price

According to the indenture, the conversion rate is subject to adjustment if, among other things:

(1)	there is a dividend or other distribution payable in common stock on shares of our common stock;

(2)	we issue to all holders of common stock any rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price, calculated as described in the indenture, of our common stock (other than rights, options or warrants that by their terms will also be issued to holders of notes upon conversion of the notes into shares of common stock or that are distributed to our stockholders upon a merger or consolidation); however, if those rights, options or warrants are only exercisable upon the occurrence of specified triggering events, then the conversion rate will not be adjusted until the triggering events occur; provided that the conversion price will be readjusted to the extent such rights, options or warrants are not exercised prior to their expiration;

(3)	we subdivide, reclassify or combine our common stock;

(4)	we distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

(a)	those dividends, rights, options, warrants and distributions referred to in paragraphs (1) and (2) above;

(b)	certain rights, options or warrants distributed pro rata to holders of common stock and for which adequate arrangements are made for holders of notes to receive their rights, options and warrants upon conversion of the notes;

(c)	certain dividends, distributions or tender offers paid in cash; and

(d)	distributions upon a merger or consolidation as discussed below;

(5)	we make a distribution consisting exclusively of cash (excluding portions of distributions referred to in clause (4) above and cash distributed upon a merger or consolidation as discussed below) to all holders of our common stock; or

(6)	the successful completion of a tender offer made by us or any of our subsidiaries for our common stock.

On conversion, the holders of notes will also receive, to the extent they receive shares of our common stock upon conversion, the rights under any current or future shareholder rights plan (i.e., a poison pill) we may have established or may establish, whether or not the rights are separated from our common stock prior to conversion. A distribution of rights pursuant to such a shareholder rights plan will not trigger a conversion rate adjustment pursuant to clauses (2) or (4) above so long as we have made proper provision that holders will, to the extent they receive shares of our common stock upon conversion, also receive such rights in accordance with the terms of the indenture.

Subject to Nasdaq shareholder approval rules, we reserve the right to make such increases in the conversion rate in addition to those required by the provisions described above as we may consider to be advisable so that any event treated for U.S. federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We may also, from time to time, to the extent permitted by applicable law and subject to Nasdaq shareholder approval rules, increase the conversion rate by an amount for any period of at least 20 business days if our board of directors has determined that such increase would be in our best interest. If our Board of Directors makes such a determination it will be conclusive. We will give you notice at least 15 days prior to the effective date of such change in the conversion rate. We will not be required to make any adjustment to the conversion rate until the cumulative required adjustments amount to 1.0% or more of the conversion rate. We will compute any adjustments to the conversion rate and give notice to the holders of any such adjustments. We are under no obligation to make any such adjustments or to seek shareholder approval to do so.

If we merge into or consolidate with another person or sell or transfer all or substantially all of our assets, each note then outstanding will, without the consent of the holder of any note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the note was convertible immediately prior to the merger, consolidation or sale. This calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have had to select a particular type of consideration. The adjustment will not be made for a merger that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

In the event of:

•	a taxable distribution to holders of common stock which results in an adjustment to the conversion rate; or

•	an increase in the conversion rate at our discretion,

the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we make other distributions of cash or property to our stockholders. See ‘‘Certain Federal Income Tax Considerations.’’

Optional Redemption

We may redeem the notes at any time on or after February 15, 2010, on at least 30 days and no more than 60 days notice, in whole or in part, in cash at redemption price equal to 100% of the principal amount plus accrued and unpaid interest up to, but not including, the redemption date. No sinking fund is provided for the notes. Prior to February 15, 2010, we may not redeem the notes.

If less than all of the outstanding notes are to be redeemed, the trustee shall select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof. In this case the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate or in any manner required by the depositary.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a fundamental change (as defined below) occurs at any time prior to February 15, 2010, you will have the right, at your option, to require us to repurchase for cash all of your notes not previously repurchased or called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Within 20 days after the occurrence of a fundamental change, we are obligated to give each registered holder of notes notice of the fundamental change, which notice must state, among other things, the fundamental change repurchase right arising as a result of the fundamental change and the procedures that holders must follow to exercise these rights. We must also deliver a copy of this notice to the trustee. To exercise the fundamental change repurchase right, a registered holder must deliver on or before the 20th day after the date of our notice, written notice, to the trustee of such holder’s exercise of its fundamental change repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 20 business days after the date of our notice, which we refer to in this prospectus as the fundamental change repurchase date.

The holder’s written notice must state among other things:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for repurchase, and if the notes are not in certificated form, a holder’s fundamental change repurchase notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, in integral multiples of $1,000; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

A ‘‘fundamental change’’ will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1)	any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of us and our subsidiaries to any person (other than a subsidiary); provided, however, that (A) a transaction where the holders of all classes of our common equity (as defined below) immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of such person immediately after such transaction or (B) a joint venture, licensing arrangement or other strategic relationship involving the licensing, manufacturing or marketing of, or other similar arrangement with respect to, our products (even if such arrangement or relationship involves an investment in us) shall not be a fundamental change;

(2)	consummation of any share exchange, consolidation or merger of us pursuant to which the common stock will be converted into cash, securities or other property or any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of our consolidated assets (considered together with our subsidiaries) to any person (other than one of our subsidiaries); provided, however, that a transaction where the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after such event shall not be a fundamental change;

(3)	a ‘‘person’’ or ‘‘group’’ (within the meaning of Section 13(d) of the Exchange Act (other than us, our subsidiaries or our employee benefit plans)) files a Schedule 13D or a Schedule TO, disclosing that it has become the ‘‘beneficial owner’’ (as defined in Rule 13d-3 under the Exchange Act) of our common equity representing more than 50% of the voting power of our common equity; or

(4)	our stockholders approve any plan or proposal for our liquidation or dissolution; provided, however, that a liquidation or dissolution of Vion that is part of a transaction described in clause (2) above that does not constitute a fundamental change under the proviso contained in that clause shall not constitute a fundamental change.

As used above ‘‘common equity’’ of any person means capital stock of such person that is generally entitled to (1) vote in the election of directors of such person or (2) if such person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such person.

However, a fundamental change will not be deemed to have occurred if 90% or more of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ or appraisal rights, if any) in the transaction or transactions constituting the fundamental change consists of another person’s common stock or American Depositary Shares representing shares of another person’s common stock traded on a U.S. national securities exchange, or which will be so traded or quoted when issued or exchanged in connection with the fundamental change, and as a result of such transaction or transactions the notes become convertible solely into such common stock or American Depositary Shares.

For purposes of these provisions:

•	whether a person is a ‘‘beneficial owner’’ will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	a ‘‘person’’ includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

The definition of fundamental change includes a phrase relating to the sale, lease or transfer of all or substantially all of our assets. There is no precise, established definition of the phrase ‘‘substantially all’’ under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of the conveyance, sale, transfer or lease of less than all of our assets may be uncertain.

In connection with any repurchase offer pursuant to these provisions, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable;

•	file Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with the federal and state securities laws.

The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you. For example, we could, in the future, enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase the amount of our indebtedness or our subsidiaries’ indebtedness, some or all of which could be effectively senior to the notes.

We cannot assure you that we will have the financial resources, or will be able to arrange financing to pay the fundamental change repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. In addition, our ability to repurchase notes may be limited by the terms of our then-existing indebtedness or financing agreements. No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the repurchase price of all such notes. If we were to fail to repurchase the notes when required by holders following a fundamental change, an event of default under the indenture would occur. Any such default may, in turn, cause an event of default under our other debt.

Payment of the fundamental change repurchase price for a note for which a fundamental change repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. Payment of the fundamental change repurchase price for the note will be made promptly following the later of the fundamental change repurchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the note on the business day following the fundamental change repurchase date in accordance with the terms of the indenture, then, immediately after the fundamental change repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change repurchase price upon delivery of the note. This will be the case whether book-entry transfer of the notes is made or whether the notes are delivered to the paying agent.

Make-Whole Premium Upon a Fundamental Change

If a fundamental change, as defined above under the section titled ‘‘— Fundamental Change Permits Holders to Require Us to Repurchase Notes,’’ occurs prior to February 15, 2010, we will pay, in registered shares of our common stock, subject to Nasdaq shareholder approval rules to the extent described below, a make-whole premium if you convert your notes in connection with any such transaction by issuing additional shares of common stock upon conversion of the notes, if and as required below. A conversion of the notes by a holder will be deemed for these purposes to be ‘‘in connection with’’ a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the date 10 trading days prior to the date announced by us as the anticipated effective date of the fundamental change but before the close of business on the business day immediately preceding the related fundamental change purchase date. Any make-whole premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of notes upon conversion. Any make-whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective, which we refer to as the effective date, and the price, which we refer to as the stock price, paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share of our common stock. In all other cases, the stock price shall be the average of the closing prices of our common stock for each of the 10 trading days immediately prior to but not including the effective date. In addition, because of applicable Nasdaq shareholder approval rules, under no circumstances will the issuance of additional shares of common stock as a make-whole premium, taken together with any shares of common stock issued in payment of interest on the notes and any shares issued or issuable upon conversion of the notes, result in an effective price per share of common stock to holders below $1.60, subject to adjustment in the same manner as the conversion price. We have no obligation to seek shareholder approval in order to enable us to issue shares in excess of any such limitation. The following table shows what the make-whole premium would be for each hypothetical stock price and effective date set forth below, expressed as additional shares of common stock per $1,000 principal amount of notes and without giving effect to the foregoing limitations.

Number of Additional Shares per $1,000 Principal Amount of Notes

Effective Date of Fundamental Change	Stock Price
	$1.60	$1.80	$2.00	$2.20	$2.40	$2.60	$2.80	$3.00	$3.20	$3.40	$3.60
2/20/07	145.3	129.2	116.3	105.7	96.9	89.4	83.0	77.5	72.7	68.4	64.6
2/15/08	119.3	101.0	87.4	76.5	68.0	61.2	55.9	51.7	48.4	45.6	43.1
2/15/09	104.2	78.7	61.2	48.9	40.5	34.4	29.7	25.8	24.2	22.8	21.5
2/15/10	104.2	66.8	43.0	26.7	15.2	7.1	2.8	0.0	0.0	0.0	0.0

The actual stock price and effective date may not be set forth on the table, in which case:

•	if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make-whole premium will be determined by a straight-line interpolation between the make-whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable;

•	if the stock price on the effective date exceeds $3.60 per share, subject to adjustment as described below, no make-whole premium will be paid; and

•	if the stock price on the effective date is less than $1.60 per share, subject to adjustment as described below, no make-whole premium will be paid.

The stock prices set forth in the table above will be adjusted as of any date on which the conversion price of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under the section titled ‘‘— Conversion Rights – Adjustments to Conversion Price,’’ other than by operation of an adjustment to the conversion rate by adding the make-whole premium as described above.

We are registering the potential primary issuance by us of 8,540,333 shares of common stock in payment the make-whole premium upon a fundamental change described above in the registration statement of which this prospectus forms a part. That number represents the maximum number of shares issuable in accordance with the table above, assuming that the fundamental change occurred on April 2, 2007 (the date prior to the filing the registration statement) at a price of $1.60, the earliest possible date and lowest possible price at which the make-whole shares would be issued. We also intend to use any such shares at our option to pay any make-whole amounts upon an automatic conversion. See ‘‘— Make-Whole Payment Upon an Automatic Conversion.’’

The obligation to deliver additional shares as described above will not apply to any fundamental change occurring after February 15, 2010.

The additional shares delivered to satisfy our obligations to holders that convert their notes in connection with a fundamental change will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the fundamental change transaction.

Our obligation to deliver the additional shares to holders that convert their notes in connection with a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Merger and Sales of Assets by Us

The indenture provides that without the consent of holders of a majority of the aggregate principal amount of outstanding notes, we may not consolidate with or merge into any other person, or convey, transfer, sell, or lease its properties and assets substantially as a entirety to any person, and the indenture provides that we may not consolidate with or merge into any other person or sell, lease, or otherwise transfer (in one transaction or a series of transactions) all or substantially all of the consolidated assets of us and our subsidiaries to any person, unless among other things:

(1)	the resulting, surviving or transferee person (if other than us) is a corporation organized and existing under the laws of:

(a)	the United States, any state thereof or the District of Columbia; or

(b)	any member country of the European Union, or any other country if the organization and existence of such person in such country would not impair the rights of holders and such resulting, surviving or transferee person has common stock, or American Depository Receipts representing such common stock, trading on a national securities exchange in the United States;

(2)	such person assumes all of our obligations under the notes and the indenture;

(3)	we or such successor person shall not immediately thereafter be in default under the indenture; and

(4)	other conditions described in the indenture are met.

Upon the assumption of our obligations by such a person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change of us permitting each holder to require us to repurchase the notes of such holder as described above.

Beneficial owners of the notes should consult their own tax advisors regarding the tax consequences of an assumption of our obligations under the notes and the indenture by such a person.

There is no precise, established definition of the phrase ‘‘substantially all’’ under applicable law relating to the transfer of properties and assets under applicable law and accordingly there may be uncertainty as to whether the foregoing provision would apply to a sale or lease of less than all our assets. A joint venture, licensing arrangement or other strategic relationship involving the licensing, manufacturing or marketing of, or other similar arrangements with respect to, our products (even if such arrangement or relationship involves an investment in us) shall not be deemed a transfer of all or substantially all of the consolidated assets of us and our subsidiaries.

Negative Covenants

We have agreed not to incur or suffer to exist and not to permit our subsidiaries to incur or suffer to exist:

•	secured indebtedness;

•	senior secured indebtedness;

•	subordinated indebtedness that matures on or before the maturity date of the notes; or

•	indebtedness of any of our subsidiaries,

in an aggregate principal amount for the indebtedness above exceeding $5,000,000, unless, in the case of secured indebtedness only, the notes are equally and ratably secured with such secured indebtedness in excess of such $5,000,000 limit.

Events of Default; Notice and Waiver

The indenture provides that, except as provided below, if an event of default specified in the indenture shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes outstanding plus accrued and unpaid interest through, but excluding, the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the principal amount of the notes outstanding plus accrued and unpaid interest through the occurrence of such event shall automatically become and be immediately due and payable.

The sole remedy for an event of default specified in paragraph (5) below arising out of any breach of our obligation under the indenture to file periodic or other reports (including pursuant to section 314(a)(1) of the Trust Indenture Act) shall consist exclusively of the right to receive additional interest on the notes in the amount of 0.50% per annum during the first 120 days after the occurrence and during continuance of such event of default. This additional interest will be payable in the same manner as additional interest accruing under the registration rights agreement; provided that the aggregate of all such additional interest shall not exceed 0.50% per annum. Once the event giving rise to the additional interest has been cured, the interest payable on the notes will return to the initial interest rate specified (excluding any additional interest payable under the registration rights agreement). If such event of default has not been cured or waived prior to such 120th day, then either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes outstanding plus accrued and unpaid interest through, but excluding, the date of such declaration to be immediately due and payable.

Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences. Interest shall, to the extent permitted by law, accrue and be payable on demand upon a default in the payment of the principal amount, a redemption price or a fundamental change repurchase price with respect to any note and such interest shall be compounded semi-annually.

Under the indenture, an event of default includes any of the following:

(1)	default in payment of the principal amount, a redemption price or a fundamental change repurchase price with respect to any note when such becomes due and payable;

(2)	default in payment of any interest due on the notes, which default continues for 30 days;

(3)	failure to give notice of a fundamental change when required to do so;

(4)	a default in our obligation to deliver the settlement amount upon conversion of the notes, together with cash in respect of any fractional shares, upon conversion of any notes and such default continues for a period of five business days or more;

(5)	default in the performance or breach of any other covenant by us in the indenture or any default by a subsidiary in the performance or breach of any other covenant by a subsidiary in a subsidiary guaranty, which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding notes;

(6)	(a) failure by us or any subsidiary to make any payment by the end of any applicable grace period of indebtedness, which term as used in the indenture means our or our subsidiaries’ obligations (other than non-recourse obligations) for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an amount in excess of $5,000,000 and continuance of such failure for thirty days, or (b) the acceleration of indebtedness in an amount in excess of $5,000,000 because of a default with respect to such indebtedness and such indebtedness is not discharged or such acceleration is not cured, waived, rescinded or annulled within 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the notes then outstanding; provided, however, that if any such failure or acceleration referred to in (a) or (b) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred; or

(7)	certain events of bankruptcy or insolvency or reorganization of Vion or any significant subsidiary.

A ‘‘significant subsidiary’’ is a subsidiary that would constitute a ‘‘significant subsidiary’’ within the meaning of Article 1 of Regulation S-X under the Securities Act as in effect on the date of the indenture.

For purposes of the foregoing, if we pay interest with shares of our common stock, such payment shall be considered paid on the date that we transmit to the transfer agent, with a copy to the trustee an instruction to issue such shares to the holders of the notes in accordance with the requirements of the transfer agent, and issue a press release announcing that we have instructed the transfer agent to issue shares of common stock in payment of interest, along with the aggregate number of shares to be issued.

The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding notes, unless the trustee receives an indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction shall not be in conflict with any law or the indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the indenture at the direction of such holders, the trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities, which might be incurred by it in complying with any such direction.

No holder of any note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or the notes or for the appointment of a receiver or trustee, or for any remedy under the indenture or the notes, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default; and

•	the holders of at least a majority in aggregate principal amount of the notes have made written request to the trustee, and offered indemnity satisfactory to the trustee, to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the notes a direction inconsistent with that request and has failed to institute the proceeding within 60 days after such written notice and offer of indemnity.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of the notes of any default or event of default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

Modification and Waiver

Without the consent of any holder of notes, we and the trustee may amend the indenture to:

•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor corporation of our obligations under the indenture;

•	provide for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of substantially all of our assets occurs;

•	subject to Nasdaq shareholder approval rules, increase in the conversion rate, provided that the increase will not adversely affect the interests of the holders of the notes;

•	provide for acceptance of appointment under the indenture of a successor trustee;

•	provide for un-certificated notes in addition to certificated notes (so long as any un-certificated notes are in registered form for purposes of the Internal Revenue Code);

•	make any change that does not adversely affect the rights of any holder of notes;

•	make any change to comply with the Trust Indenture Act of 1939, or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939; or

•	add to our covenants or obligations under the indenture or surrender any right, power or option conferred by the indenture on us.

In addition, modification and amendment of the indenture or the notes may be effected by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, without the consent of each holder affected thereby, no amendment may, among other things:

•	reduce the principal amount, reduce the rate or change the time of payment of interest on any note, redemption price or fundamental change repurchase price with respect to any note, or extend the stated maturity of any note or make any note payable in money or securities other than that stated in the notes;

•	make any reduction in the principal amount of notes whose holders must consent to an amendment or any waiver under the indenture or modify the indenture provisions relating to such amendments or waivers;

•	make any change that adversely affects the right to convert any note or the right to require us to repurchase a note;

•	reduce the percentage of holders whose consent is needed to modify, amend or waive any provision in the indenture;

•	modify the provisions dealing with modification and waiver of the indenture, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby;

•	impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes; or

•	make any amounts payable with respect to the notes payable in currency other than that stated in the notes.

No amendment to cure any ambiguity, defect or inconsistency in the indenture made solely to conform the indenture to the description of the notes contained in this prospectus will be deemed to adversely affect the interests of the holders of the notes.

The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of such notes waive any existing or past default under the indenture and its consequences, except a default in the payment of the principal amount, accrued and unpaid interest or fundamental change repurchase price or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

We may be discharged from any and all obligations under the indenture (except for certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon delivering to the trustee for cancellation all outstanding notes or depositing with the trustee, in trust, the paying agent or the conversion agent, if applicable after the notes have become due and payable, whether at stated maturity, or any redemption date or a fundamental change repurchase date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us.

Calculations in Respect of Notes

We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the conversion reference period, the conversion price, the conversion premium, conversion rate adjustments and amounts of interest, if any, on the notes. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Transfer and Exchange

A holder may transfer or exchange the notes in accordance with the procedures set forth in the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer or exchange any note selected for redemption. In addition, the registrar is not required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption of the notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

Governing Law

The indenture, the notes, and the registration rights agreement are governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles that would result in the application of the laws of another jurisdiction.

Information Concerning the Trustee

U.S. Bank National Association is the trustee, registrar, paying agent and conversion agent under the indenture. We may maintain deposit accounts and conduct other banking transactions with the trustee in the normal course of business.

No Personal Liability of Stockholders, Officers, Directors and Employees

No direct or indirect stockholder, officer, director or employee, as such, past, present or future of Vion, or any successor entity, shall have any liability in respect of our obligations under the indenture or the notes solely by reason of his, her or its status as such stockholder, officer, director or employee.

Absence of Public Market

There is no existing market for the notes and there can be no assurance as to the liquidity of any markets that may develop for the notes, the ability of holders to sell their notes or at what price holders of the notes will be able to sell their notes. Future trading prices of the notes will depend upon many factors including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. We do not intend to apply for listing of the notes on any securities exchange. See ‘‘Plan of Distribution.’’

Replacement of Notes

We will replace, at the holders’ expense, notes that become mutilated, destroyed, stolen or lost upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

The above summary of certain provisions and terms of the indenture and the notes is not complete and is subject to, and qualified in its entirety by reference to, all the terms and provisions of the indenture and form of note attached as an exhibit thereto, a copy of which we will make available to beneficial owners of the notes upon request to us.

Registration Rights

In connection with the initial private placement of the notes and warrants, we entered into a registration rights agreement with the initial purchaser of the notes and warrants. In the registration rights agreement we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes and exercise of the warrants, commonly referred to as the registrable securities, but excluding securities that are eligible for disposition under Rule 144(k) of the Securities Act, that we would, at our expense:

•	file with the SEC, on or prior to May 21, 2007, a shelf registration statement covering resales of the registrable securities; and

•	use our reasonable best efforts to cause the shelf registration statement to become effective under the Securities Act on or prior to August 19, 2007, provided that if the SEC will not permit the registration statement to be declared effective as a resale registration statement for the selling security holders with respect to any or all of the registrable securities, as opposed to as a registration statement for a primary offering, we will register the maximum number of shares and amount of notes permitted by the SEC.

Under the registration rights agreement, we also agreed, at our expense, to use our reasonable efforts to keep effective the shelf registration statement, if declared effective, until the earlier of the time:

•	all of the holders of registrable securities registered under such shelf registration statement are able to sell all such registrable securities immediately without restriction pursuant to Rule 144(k) under the Securities Act or any successor rule;

•	all registrable securities registered under such shelf registration statement have been sold; or

•	all registrable securities included in such shelf registration statement have ceased to be outstanding.

Under the registration rights agreement, we have also agreed that if the initial registration statement declared effective by the SEC registers the resale of less than all of the notes or the shares of common stock issuable upon conversion of the notes and exercise of the warrants issued in connection with the notes, we will file an additional registration statement to register the resale of the remaining notes and shares, no earlier than 180 days nor later than 270 days after the effective date of the initial registration statement. If our filing of the additional registration statement is prohibited, or the amount of notes or number of shares we may include in the registration statement is limited or the SEC refuses to declare the registration statement effective, we will not be in breach or default of the registration rights agreement or become obligated to pay additional interest as described below.

Except as described in the preceding paragraph, we shall be required to pay additional interest on the principal amount of the notes then outstanding if (i) the shelf registration statement of which this prospectus forms a part has not been declared effective by the SEC on or prior to August 19, 2007, (ii) the shelf registration statement of which this prospectus forms a part ceases to be effective, other than due to a suspension period (as discussed below) and we fail to file and have declared effective a post-effective amendment to make such shelf registration statement effective within five business days, (iii) the suspension periods (as discussed below) exceed 90 calendar days in any 12 month calendar period, or (iv) we fail to timely comply with any of our obligations with respect to including a holder as a selling security holder in a shelf registration statement, provided that such failure is not solely due to a holder of the notes failing to deliver a completed and signed notice and questionnaire. During the first 90 days following the occurrence of any of the events described in clauses (i)-(iv) above, the additional interest will be in the amount of 0.25% per annum, increasing at the end of such 90-day period by 0.25% per annum, subject to a maximum rate of 8.25% per annum for the duration of such failure, from and including the date of such failure, until the event giving rise to the additional interest has been cured. Once the registration statement of which this prospectus forms a part with respect to the resale of the notes, and the resale of the shares of our common stock issuable upon conversion of the notes and upon exercise of the warrants issued in connection with the notes has been declared effective with respect to all of the registrable securities, the interest payable on the notes will return to the initial interest rate.

Under the registration rights agreement, upon written notice to all the holders of notes, we are permitted to suspend the use of the prospectus that is part of this shelf registration statement in connection with sales of registrable securities if we possess material non-public information the disclosure of which would have a material adverse effect on us. The periods during which we can suspend the use of the prospectus may not exceed a total of 90 calendar days in any 12-month calendar period and not exceed 45 consecutive calendar days in any 12-month calendar period. Upon receipt of such notice, the holders of notes are required to cease disposing of securities under this prospectus and to keep the notice confidential.

We agreed in the registration rights agreement to provide to each holder of registrable securities, upon request, copies of this prospectus, and to notify by press release each holder when the shelf registration statement of which this prospectus forms a part has become effective and take other actions specified in the agreement to permit public resales of the registrable securities. Any holder who has elected to sell any registrable securities pursuant to the shelf registration statement of which this prospectus forms a part is required to be named as a selling security holder in this prospectus, and may be required to deliver a prospectus to purchasers, may be subject to certain civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including the indemnification provisions contained in the Registration Rights Agreement.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 150,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value. As of May 1, 2007, we had 72,849,540 shares of common stock outstanding, and no shares of preferred stock outstanding. As of May 1, 2007, we had 16,998,971 shares of common stock reserved for issuance upon the exercise of outstanding warrants and 4,211,592 shares of common stock reserved for issuance upon the exercise of outstanding stock options. We have also reserved for issuance 31,249,980 shares for conversion of the notes into shares of our common stock as described above.

Common Stock

Dividends

Holders of common stock are entitled to receive dividends, in cash, securities, or property, as may from time to time be declared by our Board of Directors, subject to the rights of the holders of the preferred stock.

Voting

Each holder of common stock is entitled to one vote per share on all matters requiring a vote of the stockholders.

Rights on Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

Miscellaneous

Shares of common stock are not redeemable and have no subscription, conversion or preemptive rights. Holders of our common stock have one common stock purchase right for each outstanding share of common stock owned. The common stock purchase rights are described below.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing on the Nasdaq Capital MarketSM

Our common stock is listed on the Nasdaq Capital MarketSM under the symbol ‘‘VION.’’

Preferred Stock

The 5,000,000 authorized shares of preferred stock may by issued in one or more series by the action of our board of directors and without the approval of our holders of common stock. Our board of directors is authorized to determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to determine the variations among series. If we issue preferred stock, it would most likely have priority over our common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. In addition, we may be obligated to repurchase or redeem a series of preferred stock. The holders of preferred stock may have voting and conversion rights, including multiple voting rights, which could adversely affect the rights of the holders of our common stock.

Outstanding Warrants

We currently have outstanding warrants to purchase an aggregate of 16,998,971 shares of our common stock All of the outstanding warrants were issued in connection with our private placements.

We issued warrants to purchase 7,800,000 shares of common stock in February 2007 with an exercise price of $2.00 per share in connection with our sale of the notes. In accordance with the registration rights agreement referred to above, we are registering the 7,800,000 shares of common stock issuable upon exercise of those warrants for reslae by the selling securityholders in the registration statement of which this prospectus is a part. We may redeem the outstanding February 2007 warrants at any time after the warrants become exercisable:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days prior written notice of redemption;

•	if, and only if, the last sales price of our common stock equals or exceeds 150% of the exercise price per share of the warrants then in effect for any 20 trading days within a 30-consecutive trading day period ending three business days before we send the notice of redemption; and

•	if, and only if, at all times during such 30-consecutive trading day period there is an effective registration statement relating to the resale of all the shares of common stock issuable to warrant holders upon exercise of the warrants.

If the foregoing conditions are satisfied and we call the February 2007 warrants for redemption, each warrant holder will then be entitled to exercise his, her or its warrant prior to the date scheduled for redemption. However, there can be no assurance that the price of the common stock will exceed 150% of the exercise price per share of the warrants then in effect or the warrant exercise price after the redemption call is made.

We currently also have outstanding warrants to purchase an aggregate of 9,198,971 shares of our common stock issued in 2003 and 2004, as follows:

•	1,192,349 shares at an exercise price of $2.20 per share, expiring June 23, 2008, issued in June 2003;

•	4,439,313 shares at an exercise price of $2.50 per share, expiring September 19, 2008 issued in September 2003; and

•	3,567,309 shares at an exercise price of $3.25 per share, expiring February 11, 2009, issued in February 2004.

Certain of the 2003 and 2004 warrants were issued to Rodman & Renshaw, Inc., the placement agent in the private placements. The exercise prices set forth above are subject to anti-dilution adjustments in connection with dividends on shares of our common stock, and subdivisions, combinations and reclassifications of our common stock. The 2003 and 2004 warrants may also be exercised on a ‘‘cashless’’ basis under certain circumstances if there is no effective registration statement registering the resale of the warrant shares by the holder.

With respect to the warrants issued in September 2003, after April 8, 2005, if the volume weighted average price of the common stock is at or above $3.50 per share for 20 consecutive trading days, then the warrants shall become callable by the Company upon written notice within three trading days of such period.

With respect to the warrants issued in February 2004, after May 26, 2005, if the volume weighted average price of the common stock is at or above $4.875 per share for 20 consecutive trading days, then the warrants shall become callable by the Company upon written notice within 10 trading days of such period.

The 2003 and 2004 warrants are not exercisable by any holder to the extent that such exercise would make the holder the beneficial holder of more than 4.999% of our total outstanding common stock.

If we complete a reorganization, reclassification, merger, consolidation or disposition of assets, then the holders of our warrants shall have the right thereafter to receive upon exercise of the warrants, the number of shares of common stock of the successor or acquiring corporation or of our company if it is the surviving corporation, and other property receivable upon or as a result of the transaction by a holder of the number of shares of common stock for which the warrants are exercisable immediately prior to the transaction.

Under each of our warrants we are subject to potential daily monetary penalties for failure to timely deliver stock certificates representing shares of common stock upon the exercise of any of the warrants. If we fail to deliver a stock certificate within five trading days after the exercise of any of warrants, and if, due to that failure, a selling securityholder has to buy shares in the market, we must pay the selling securityholder the amount of the difference between the price at which the selling securityholder had to buy shares in the market and the price at which he gave the order to sell shares, and we must either reinstate the warrant or deliver shares of common stock at the election of the selling securityholder. In addition, the exercise price and/or number and class of shares subject to the warrants are subject to adjustment, as described in each of our warrants, in the event of dividends on shares of our common stock, and subdivisions, combinations and reclassifications of our common stock.

Stockholder Rights Plan

On October 15, 1998, our board of directors adopted a ‘‘poison pill’’ by declaring a dividend of a right to purchase one share of common stock for each outstanding share of our common stock. Shares of common stock sold by us since that time have, and shares, if any, sold pursuant to the registration statement of which this prospectus forms a part will also have, rights attached to them. The description and terms of the rights are set forth in a rights agreement, as amended, that we entered into with American Stock Transfer & Trust Company as rights agent.

Initially, the rights are attached to all certificates representing shares of common stock and no separate right certificates will be distributed. The rights will separate from the common stock upon the ‘‘distribution date’’ which is the earliest to occur of:

•	The date that a person or group of affiliated or associated persons acquires beneficial ownership of 20% or more of our common stock; or

•	10 days, or such later date as may be determined by our board of directors, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group acquiring 20% or more of our outstanding shares of common stock.

The person or group acquiring 20% of our common stock is referred to as an ‘‘acquiring person.’’ An acquiring person does not include:

•	the company or any of our subsidiaries;

•	any employee benefit plan of the company or any of our subsidiaries;

•	any entity organized, appointed or established by us for or pursuant to the terms of any employee benefit plan; or

•	any person, who or which, together with its affiliates and associates, becomes the beneficial owner of 20% or more of the outstanding common stock as a result of the acquisition of shares directly from us.

The rights are not exercisable until the distribution date and will expire at the close of business on October 25, 2008, unless we redeem them earlier. Each right, when it becomes exercisable, entitles the holder to purchase from us one share of common stock at a price of $8.00 per share, subject to adjustment.

After a person becomes an acquiring person, upon the exercise of a right, the holder will receive the number of shares of common stock having a value equal to two times the exercise price of the right. Accordingly, the aggregate number of shares of common stock issuable upon the exercise of the rights is dependent on the timing of exercise and the market price of the shares of common stock.

At the present time, based on the current market price of the common stock, we do not have a sufficient number of authorized shares of common stock to issue the entire amount of common stock, which could become issuable in the event the rights under the rights plan were to become exercisable. After reserving shares of our common stock for potential issuance upon conversion of the notes, exercise of the warrants and potential payment of interest on the notes with shares of common stock and make-whole premiums with shares of common stock, as described in this prospectus, we will have a limited number of shares authorized and available for potential issuance under our rights plan. Accordingly, unless and until we amend our certificate of incorporation to authorize more shares of common stock, which would require stockholder approval, in any situation where our rights might become exercisable, we will not be able to issue more than a de minimis number of shares upon the exercise of the rights, thereby frustrating the purpose of the rights plan. The rights agreement generally provides that, in the event that there are not sufficient authorized but unissued (and unreserved) shares of common stock to permit the exercise in full of the rights and the rights become exercisable, we shall with respect to each right, make adequate provision to substitute for the shares of common stock issuable, upon payment of the applicable purchase price, (1) cash, (2) a reduction in the purchase price, (3) other equity securities of the Company, (4) debt securities of the Company, (5) other assets, or (6) any combination of the foregoing, having an aggregate value equal to the value of the common stock which would be issuable.

All rights that are beneficially owned by an acquiring person shall be void.

The rights will not become exercisable in connection with a tender or exchange offer which is for all outstanding shares of common stock at a price and on terms which a majority of members of the board of directors who are not officers and who are not acquiring persons or affiliates, associates, nominees or representatives of an acquiring person determines to be adequate and in the best interests of our company and our stockholders.

In the event that we are acquired in a merger or other business combination transaction in which the holders of all of the outstanding shares of common stock immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation’s voting power, or more than 50% of our assets or earning power is sold or transferred, in either case, with or to an acquiring person or any affiliate or associate or any other person in which such acquiring person, affiliate or associate has an interest or any person acting on behalf of or in concert with such acquiring person, affiliate or associate, or, if in such transaction all holders of shares of common stock are not treated alike, then each holder of a right shall thereafter have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the right.

At any time prior to the earlier to occur of a person becoming an acquiring person or the expiration of the rights, and under certain other circumstances, we may redeem the rights at a price of $0.01 per right. Additionally, following the stock acquisition date, we may redeem the rights at a price of $0.01 per right if the redemption is in connection with a merger or other business combination in which all holders of common stock are treated alike but which does not involve an acquiring person or its affiliates or associates.

Until a right is exercised, the right holder will have no rights as a stockholder including, without limitation, the right to vote or to receive dividends.

Dividends

We have not declared or paid any cash dividends on our capital stock since inception. We currently intend to retain all of our cash and any future earnings to finance the growth and development of our business and therefore do not expect to pay cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our board of directors deems relevant.

Anti-Takeover Provisions

In addition to our Stockholder Rights Plan described above, the following items may hinder or deter a potential attempt to take over control of our company.

Section 203 of the Delaware General Corporation Law

Under Section 203 of the Delaware General Corporation Law, certain ‘business combinations’ between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an ‘interested stockholder’ are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

•	the corporation has elected in its certificate of incorporation or bylaws not to be governed by the Delaware anti-takeover law (we have not made such an election);

•	the business combination was approved by the Board of Directors the corporation before the other party to the business combination became an interested stockholder;

•	upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan); or

•	the business combination was approved by the Board of Directors and ratified by 66-2/3% of the voting stock, which the interested stockholder did not own.

The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term ‘‘business combination’’ is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving more than 10% of the assets or the stock of the corporation or its majority-owned subsidiaries and transactions that increase an interested stockholder’s percentage ownership of stock. The term ‘interested stockholder’ is defined generally as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock.

Section 203 could have the effect of delaying, deferring or preventing a change in control of us.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. We may use these shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. This could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the notes and the common stock into which the notes are convertible or which is paid as interest on the notes (or, in limited circumstances, to repay the notes). This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code in this prospectus, U.S. Treasury Regulations, IRS rulings and pronouncements, and judicial decisions, all as of the date of this prospectus, and all of which are subject to change (possibly, with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to any matters discussed in this section. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose ‘‘functional currency’’ is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, pension and other employee benefit plans, tax-exempt organizations and entities, partnerships and other pass-through entities, certain hybrid entities and owners of interests therein, persons who acquire notes in connection with the performance of services, persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law or U.S. federal tax laws other than U.S. federal income tax. In addition, this discussion is limited to the purchaser of notes who will hold the notes and common stock as ‘‘capital assets’’ within the meaning of Section 1221 of the Code (generally, for investment). This summary also assumes that the IRS will respect the classification of the notes as indebtedness for federal income tax purposes. No assurance can be given, however, that the classification of the notes as indebtedness will not be challenged by the IRS, or if challenged, that such a challenge will not be successful.

All prospective purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences relevant to the purchase, ownership and disposition of the notes and the common stock in their particular situations.

IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT ANY U.S. TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE. IN ADDITION, ANY U.S. TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS) IS WRITTEN TO SUPPORT THE ‘‘PROMOTION OR MARKETING’’ OF THE MATTER(S) ADDRESSED HEREIN. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Possible Classification of the Notes as ‘‘Contingent Payment Debt Instruments’’

If a debt instrument provides for one or more contingent payments, the debt instrument may be subject to special tax treatment under the Contingent Payment Debt Regulations. For purposes of determining whether a debt instrument provides for one or more contingent payments, the Contingent Payment Debt Regulations provide that a payment is not a contingent payment merely because of a contingency that, as of the issue date, is either ‘‘remote or incidental.’’ A debt instrument is not subject to the Contingent Payment Debt Regulations merely because it is convertible into stock of the issuer or of a related party. However, if the debt instrument is otherwise subject to the Contingent Payment Debt Regulations, the possibility of a conversion is a contingency for purposes of applying the Contingent Payment Debt Regulations.

The application of the Contingent Payment Debt Regulations to the notes is uncertain because (i) if we pay interest on the notes by delivering registered shares of common stock (as described under

‘‘Description of the Notes’’), the amount of interest received by a U.S. Holder of a note on any interest payment date may differ from the note’s stated return; (ii) if we exercise our right to effect an automatic conversion, we may be required to pay make-whole amounts to the holders of the notes which may be in cash, in shares of our common stock, or a combination of cash and shares of our common stock (as described under ‘‘Description of the Notes – Make-Whole Payment Upon an Automatic Conversion’’), (iii) under certain circumstances, we may be required to pay make-whole premiums on notes converted in connection with any fundamental change (as defined above under ‘‘Description of the Notes – Fundamental Change Permits Holders to Require Us to Repurchase Notes’’) by issuing additional shares of our common stock upon conversion of such notes (as described under ‘‘Description of the Notes – Make-Whole Premium Upon a Fundamental Change’’), and (iv) we may be required to pay additional interest or liquidated damages in the event we fail to comply with certain obligations under the registration rights agreement as described under ‘‘Description of the Notes – Registration Rights.’’ We intend to take the position (and this discussion assumes) that, as of the date of issuance of the notes, if any of these possibilities are treated as giving rise to one or more ‘‘contingencies’’ within the meaning of the Contingent Payment Debt Regulations, such contingencies are ‘‘remote’’ or ‘‘incidental’’ contingencies (both separately and in the aggregate) within the meaning of the Contingent Payment Debt Regulations. Accordingly, we will take the position that the Contingent Payment Debt Regulations do not apply to the notes. U.S. Holders should note that under Treasury Regulations our determination that a contingency is ‘‘remote’’ or ‘‘incidental’’ is binding on all holders except with respect to a holder that explicitly discloses a contrary determination in the holder’s timely filed U.S. federal income tax return for the taxable year that includes the acquisition of the notes.

Notwithstanding the foregoing, the U.S. federal income tax treatment of the notes (or debt instruments comparable to them) has not been the subject of authoritative guidance from the IRS. Thus, the U.S. federal income tax treatment of the notes is not certain, and no assurance can be given that the IRS will agree with our position that the Contingent Payment Debt Regulations do not apply to the notes or with other positions we will take with respect to the U.S. federal income tax matters relating to the notes. We have not sought or received an IRS ruling or an opinion of counsel concerning our intended tax treatment of the notes, and our treatment is not binding on the IRS or the courts.

If, contrary to our intended treatment, the notes are treated by the IRS as ‘‘contingent payment debt instruments,’’ the notes would be subject to the Contingent Payment Debt Regulations, and as a result the amount, timing and character of income, gain or loss with respect to holders of the notes could be significantly affected in an adverse manner, including ordinary income treatment on sale or conversion of the notes. See ‘‘Alternative Tax Treatment of the Notes’’ below. Holders are urged to consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments and the applicability of any proposed legislation (and the prospects of applicable future legislation) and the possible effects of changes in relevant tax laws.

Unless specified otherwise, the remainder of this discussion generally assumes that the notes will be treated as indebtedness that is not subject to the Contingent Payment Debt Regulations. Note, however, that if the notes were ultimately found to be subject to the Contingent Payment Debt Regulations, the statements and conclusions set forth below would be materially affected.

U.S. Holders

This section summarizes certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes and common stock by ‘‘U.S. Holders.’’ As used herein, the term ‘‘U.S. Holder’’ means a beneficial holder of a note or common stock that for U.S. federal income tax purposes is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the U.S., (ii) an entity taxed as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (iv) a trust if it (a) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury

Regulations to be treated as a U.S. person. A ‘‘Non-U.S. Holder’’ is any beneficial holder of a note or common stock other than a U.S. Holder or a foreign or domestic entity taxed as a partnership for U.S. federal income tax purposes.

If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the notes or common stock, the U.S. tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is included in the taxable income of its owners. A holder of the notes or common stock that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes and the common stock into which the notes are convertible or which is paid as interest on the notes (or, in limited circumstances, to repay the notes).

Issue Price of the Notes

For U.S. federal income tax purposes, the notes and the warrants were treated as a unit upon initial issuance. The ‘‘issue price’’ of the unit is the first price at which we sold a substantial portion of the units, disregarding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The issue price of a note and warrant is determined by allocating the issue price of a unit between the note and the warrant based on their relative fair market values. We have treated 95 percent of the issue price of each unit as allocable to the note and 5 percent of the issue price as allocable to the warrant. Our allocation of the issue price is binding on a U.S. Holder of the notes, unless the holder explicitly discloses on a statement attached to its timely filed federal income tax return for the year in which it acquires the notes that it has made a different determination. Our allocation is not binding on the IRS, however, and the IRS may challenge such allocation. If the IRS successfully asserts that the issue price of a note is less than the amount allocated by us, a greater amount of OID (as discussed below) will accrue on the notes.

Notes

Interest

Stated Interest

The stated interest on the notes will be includable in a U.S. Holder’s gross income as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of tax accounting. In addition, if any interest is paid in our common stock, a U.S. Holder’s interest income will be equal to the fair market value of the stock received on the date it is includible in the holder’s income.

Original Issue Discount

The notes have been issued with OID for U.S. federal income tax purposes. The amount of OID on a note equals the excess of the ‘‘stated redemption price at maturity’’ of the note over its issue price. The stated redemption price at maturity of a note equals the sum of its principal amount plus all other payments scheduled to be made thereunder, other than payments of stated interest. The ‘‘issue price’’ of a note is that portion of the issue price of a unit that is allocated to the note under the rules described in ‘‘Issue Price of the Notes,’’ above.

Each U.S. Holder of a note must include OID in income as ordinary interest income for federal income tax purposes as it accrues using a constant yield method, in advance of the receipt of cash payments attributable to such income, regardless of such holder’s regular method of tax accounting. In general, the amount of OID includible by a U.S. Holder for a taxable year is the sum of the ‘‘daily portions’’ of OID with respect to a note for each day during the taxable year (or portion of the taxable year) on which the holder held such note. The daily portion is determined by allocating to each day in an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period is the product of the ‘‘adjusted issue price’’ of the note at the beginning of the accrual period multiplied by its yield to maturity, less the amount of any stated interest allocable to such accrual period. The adjusted issue price of a note at the beginning of an accrual period is equal to its issue price, increased by the aggregate amount of OID that has accrued on the note in all prior accrual periods, and decreased by any payments other than payments of stated interest made during all prior accrual periods. OID allocable to the final accrual period is the difference between the amount payable at maturity of the note (other than stated interest) and the note’s adjusted issue price at the beginning of the final accrual period. Special rules apply for calculating OID for an initial short accrual period.

Upon occurrence of an automatic conversion, a fundamental change or a payment of liquidated damages, the notes would be treated as retired and then reissued on the date the event occurs for an amount equal to the adjusted issue price of the notes on that date. The tax treatment of any payment to holders in these circumstances (as described in ‘‘Possible Classification of the Notes as ‘Contingent Payment Debt Instruments’’’ above) is unclear. Any such payment may be treated as a repayment of principal on the notes. If so treated, such a payment would reduce the holder’s basis in the notes but would not be includible in the holder’s gross income. Alternatively, such a payment may be treated as a payment of ordinary income, possibly interest, includible in a U.S. Holder’s gross income at the time the payment accrues or is received in accordance with such holder’s method of tax accounting. Receipt of such a payment may require recalculation of the amount of OID includible in such holder’s gross income for subsequent periods. U.S. Holders should consult their tax advisors regarding the consequences of our making any payment with respect to an automatic conversion, a fundamental change or a payment of liquidated damages.

Market Discount

If a U.S. Holder acquires a note at a cost that is less than its adjusted issue price, as defined above, the amount of such difference is treated as ‘‘market discount’’ for U.S. federal income tax purposes, unless such difference is considered de minimis because it is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years until maturity (from the date of acquisition).

Under the market discount rules of the Code, a U.S. Holder is required to treat any payment (other than a payment of stated interest) on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the accrued market discount (not previously included in income) at the time of such payment or disposition. Thus, partial principal payments are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If such note is disposed of by the U.S. Holder in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by the U.S. Holder as if the holder had sold the note at its then fair market value.

In general, market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note. A U.S. Holder may, however, elect to determine the amount of accrued market discount using a constant yield method (described above under ‘‘Original Issue Discount’’). This election is made on a note-by-note basis and is irrevocable.

Depending on the U.S. Holder’s particular circumstances, a U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (either on a ratable or a constant interest rate basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain payments and regarding the deferral of interest deductions will not apply. Generally, market discount that a taxpayer elects to include currently in income is treated as ordinary interest income for U.S. federal income tax purposes. This election will apply to all market discount debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A U.S. Holder’s tax basis in a note will be increased by the amount of market discount included in the holder’s income pursuant to the election.

The rules governing market discount are complex and U.S. Holders should consult their own tax advisors concerning the application of these rules.

Amortizable Bond Premium

If a U.S. Holder acquires a note for an amount in excess of the sum of all amounts payable on the note after the date of acquisition, other than payments of stated interest, the holder will be considered to have purchased the note with ‘‘amortizable bond premium’’ equal in amount to such excess (reduced, however, in the case of a convertible bond such as the notes, by any premium attributable to the conversion feature of the bond), and generally will not be required to include any OID in income. Generally, a U.S. Holder may elect to amortize such amortizable bond premium using a constant yield method (described above under ‘‘Original Issue Discount’’) over the remaining term of the note and offset stated interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. If the amortizable bond premium allocable to an accrual period exceeds the amount of stated interest allocable to the accrual period, the excess would be allowed as a deduction for the accrual period, but only to the extent of the U.S. Holder’s prior interest inclusions on the note. Any excess is generally carried forward and allocable to the next accrual period. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS. If a U.S. Holder elects to amortize bond premium, the U.S. Holder’s tax basis in the note will be reduced by the amount of allowable amortization. If the election is not made, a U.S. Holder must include the full amount of each interest payment in income as it accrues or is paid, and premium will not be taken into account until principal payments are received on the note or the note is sold or otherwise disposed of.

Acquisition Premium

If a U.S. Holder purchases a note at an ‘‘acquisition premium,’’ the amount of OID that the U.S. Holder includes in gross income is reduced to reflect the acquisition premium. A note is purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is:

•	less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of stated interest and

•	greater than the note’s adjusted issue price.

If a note is purchased at an acquisition premium, the U.S. Holder reduces the amount of OID that otherwise would be included in income during an accrual period by an amount equal to:

•	the amount of OID otherwise includible in income multiplied by

•	a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its acquisition by the U.S. Holder over the adjusted issue price of the note and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of stated interest, over the note’s adjusted issue price.

As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, the U.S. Holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above under ‘‘Original Issue Discount.’’

Election to Treat All Interest as Original Issue Discount

U.S. Holders may elect to include in gross income all interest that accrues on a note, including any stated interest, OID, market discount, de minimis market discount and unstated interest, as adjusted by amortizable bond premium and acquisition premium, by using the constant yield method described above under ‘‘Original Issue Discount.’’ This election for a note with amortizable bond premium will result in a deemed election to amortize bond premium for all debt instruments owned and later acquired by the U.S. Holder with amortizable bond premium and may be revoked only with the permission of the IRS. Similarly, this election for a note with market discount will result in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by the U.S. Holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the permission of the IRS. A U.S. Holder’s tax basis in a note will be increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

Conversion of Notes Into Our Common Stock

A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into our common stock, except with respect to cash received in lieu of a fractional share of common stock. Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis in the note allocable to the fractional share. Any gain or loss will generally be capital gain or loss (except as described under ‘‘Market Discount,’’ above) and will be taxable in the same manner as described under ‘‘Sale, Exchange, Repurchase, Redemption or Retirement of the Notes’’ below. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the note converted, which will generally be equal to the amount paid for the note plus any amounts paid in connection with a conversion representing interest at the time of such conversion (reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash). The holding period of such common stock received on conversion will generally include the period during which the converted notes were held prior to conversion.

Any amount of market discount accrued on a note that has not been recognized as ordinary income prior to, or as a result of, the conversion of a note will carry over to the common stock received upon conversion. As a result, any gain on the sale or exchange of common stock received upon conversion will be treated as ordinary income, rather than capital gain, to the extent of such carried over accrued market discount.

Adjustments to Conversion Rate

The terms of the notes provide for changes in their conversion rate in certain circumstances. The tax consequences of the changes in the conversion rate will depend on the exact circumstances at the time such change in conversion rate is made and on the nature of the change in the conversion rate. In addition, the tax law is unclear in some respects with respect to the tax consequences of changes in conversion rate.

A change in the conversion rate, or failure to change the conversion rate, that has the effect, at the time made, of increasing a U.S. Holder’s proportionate interest in our earnings and profits may be treated as though the holder received a distribution in the form of our common stock, depending on the exact circumstances. If at any time we make a distribution of cash or property to our shareholders that would be taxable to the shareholders as a dividend for U.S. federal income tax purposes and, in accordance with the conversion rate adjustment provisions of the notes (described above in ‘‘Description of the Notes – Conversion Rights – Adjustments to Conversion Price’’), the conversion rate of the notes is increased, that increase may be deemed to be the payment of a taxable dividend to a U.S. Holder of a note to the extent of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), notwithstanding the fact that the U.S. Holder does not receive a cash payment. An increase in the conversion rate at our discretion or in certain other circumstances may also be deemed to be the payment of a taxable dividend to U.S. Holders. However, a change in the conversion rate of a note solely to prevent the dilution of a U.S. Holder’s interests upon a stock split or other change in our capital structure, if made under a bona fide, reasonable adjustment formula, will not in most circumstances be treated as a constructive stock distribution.

Any taxable constructive stock distribution resulting from a change to, or failure to change, the conversion rate of a note will be treated in the same manner as distributions paid in cash or other property as described below under ‘‘The Common Stock.’’ It is unclear under current law, however, whether a constructive dividend would be eligible for the reduced rates of U.S. federal income tax applicable to certain dividends received by noncorporate U.S. Holders. Similarly, it is also unclear under current law whether a corporate U.S. Holder would be entitled to claim the dividends-received deduction with respect to a constructive dividend. U.S. Holders should carefully review the conversion rate adjustment provisions of the notes and consult their own tax advisors with respect to the tax consequences of any such adjustment.

Sale, Exchange, Repurchase, Redemption or Retirement of the Notes

Upon a sale, exchange (other than by conversion into our common stock), retirement, redemption or other disposition of a note, a U.S. Holder will generally recognize gain or loss equal to the difference (if any) between (i) the amount of cash and the fair market value of any property received in exchange therefor (except to the extent attributable to accrued interest, which generally will be taxed as ordinary income to the extent that the holder has not previously recognized this income) and (ii) such holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally equal the portion of the issue price of the unit allocable to the note (as described above under ‘‘Issue Price of the Notes’’) in the case of a holder who purchased the unit at initial issuance, or, in other cases, the holder’s purchase price for the note, in either case increased by the amount of OID and market discount previously included in the U.S. Holder’s income with respect to the note (including in the tax year of the disposition) and decreased by any payments received by such holder on the note other than stated interest and by any amortizable bond premium used to offset stated interest and certain amortizable bond premium allowed as a deduction. Except as described under ‘‘Market Discount,’’ above, any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a note should be capital gain or loss and will generally be long-term capital gain or loss if the note has been held for more than 12 months at the time of the disposition. Generally, long-term capital gain for individuals is eligible for a reduced rate of taxation. Capital gain that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

If upon a change of control, a U.S. Holder requires us to repurchase some or all of such holder’s notes and we elect to pay the repurchase price solely with shares of our registered common stock, whether the holder would recognize any gain or loss on the exchange generally depends on whether the notes are ‘‘securities’’ for U.S. federal income tax purposes. There is no precise definition of what constitutes a ‘‘security’’ under U.S. federal income tax law. The determination of whether a debt instrument is a security for U.S. federal income tax purposes requires an overall evaluation of the nature of the debt instrument, with the term of the debt instrument regarded as one of the more significant factors. Thus, for example, courts generally have held that a debt instrument with a term to maturity of ten years or more will be considered a security for this purpose, but a debt instrument with a term to maturity of five years or less is often not considered a security. Whether debt instruments with a term a maturity of between five and ten years, such as the notes, qualify as securities is unclear. If the notes are ‘‘securities’’ for U.S. federal income tax purposes, a U.S. Holder would generally not recognize any gain or loss on the exchange of notes for our common stock upon a change of control. If the U.S. Holder receives cash in lieu of a fractional share of registered common stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for cash. The U.S. Holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The U.S. Holder’s aggregate basis in the registered common stock received in exchange for the notes (including any fractional share for which cash is paid) would equal his adjusted basis in the note. The U.S. Holder’s holding period for the registered common stock so received would include the period during which the holder held the note. If a U.S. Holder exchanges notes in connection with a change of control, and we deliver a combination of cash and registered common stock in satisfaction of our repurchase obligation, assuming that the notes are ‘‘securities’’ for U.S. federal income tax purposes, a U.S. Holder will generally not recognize loss, but will generally recognize capital gain, if any, on the notes so exchanged in an amount equal to the lesser of the amount of (i) gain ‘‘realized’’ (i.e., the excess, if any, of the fair market value of the common stock received upon exchange plus cash received over the adjusted tax basis in the notes tendered in exchange therefor) or (ii) cash received. Such gain will generally be long-term if the U.S. Holder’s holding period in respect of such note is more than one year. A U.S. Holder’s tax basis in the registered common stock received should generally equal the adjusted tax basis in notes tendered in exchange therefor, decreased by the cash received, and increased by an amount of gain recognized. A U.S. Holder’s holding period in the registered common stock received upon exchange of notes will include the holding period of the notes so exchanged. If the notes are not ‘‘securities’’ for U.S. federal income tax purposes, then the exchange would be subject to the general rules for exchanges described in the preceding paragraph. Holders of notes should consult their own tax advisors as to whether the notes constitute ‘‘securities’’ for this purpose.

Alternative Tax Treatment of the Notes

As described above in ‘‘Possible Classification of the Notes as ‘Contingent Payment Debt Instruments,’’ if our intended treatment of the notes is determined to be incorrect, the notes will be subject to the Contingent Payment Debt Regulations. Under the Contingent Payment Debt Regulations, a U.S. Holder, regardless of its method of accounting, would be required to accrue interest income (as OID for U.S. federal income tax purposes) on the notes on a constant yield basis at an assumed yield (the ‘‘comparable yield’’). The comparable yield would be based on the yield at which we could have issued, at the time of issuance of the notes, a comparable noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to the notes, and therefore the comparable yield would likely be significantly higher than the stated interest on the notes. Accordingly, if the Contingent Payment Debt Regulations were to apply to the notes, U.S. Holders generally would be required to include in income an amount of interest in excess of the interest payments made on the notes (subject to adjustment as described below).

If the Contingent Payment Debt Regulations were applicable to the notes, solely for purposes of determining the amount of interest income that a U.S. Holder would be required to accrue for U.S. federal income tax purposes, a ‘‘projected payment schedule’’ would have to be constructed in respect of the notes representing a series of payments (including issuances of our common stock upon conversion) the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. The projected payment schedule would include the amount of each noncontingent payment and an estimate for each contingent payment, taking into account the conversion feature. Because we are taking the position that the Contingent Payment Debt Regulations do not apply, we will not prepare such a projected payment schedule. Therefore, if it is ultimately determined that the Contingent Payment Debt Regulations do apply, holders will be required to determine the projected payment schedule and to disclose that they have done so because we have not prepared such a schedule. Holders should consult their own tax advisors in this regard. Based on the comparable yield and the issue price of the notes, a U.S. Holder of a note (regardless of its accounting method) would be required to accrue as interest income the sum of the daily portions of interest on the notes for each day in the taxable year on which the U.S. Holder holds the note, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the notes (as set forth below).

In addition to the interest accruals discussed above, if the Contingent Payment Debt Regulations were applicable to the notes and the actual amount of a payment on the notes exceeded the projected amount thereof, a U.S. Holder would generally incur a ‘‘positive adjustment’’ under the Contingent Payment Debt Regulations equal to the amount of such excess. Similarly, if the actual amount of a payment on the notes was less than the projected amount thereof, a U.S. Holder would generally incur a ‘‘negative adjustment’’ equal to the amount of such deficit. A net positive adjustment incurred by a U.S. Holder in a taxable year with respect to the notes would be treated as additional interest income. A net negative adjustment, on the other hand, would (i) reduce the U.S. Holder’s interest income on the notes for that taxable year; and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior taxable years that had not been offset by prior net negative adjustments; any net negative adjustment in excess of the amounts described in (i) and (ii) would then be carried forward.

If the notes were subject to the Contingent Payment Debt Regulations and a U.S. Holder sold, exchanged (other than by conversion into our common stock), redeemed or retired a note, a U.S. Holder would generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement (including the fair market value of our common stock received, if any) and such U.S. Holder’s adjusted tax basis in the note (as determined under the Contingent Payment Debt Regulations). A U.S. Holder generally would treat any gain as interest income, and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss (which would be long-term capital loss if the notes were held for more than one year as of the date of disposition). The deductibility of capital losses is subject to limitations.

Finally, if the notes were subject to the Contingent Payment Debt Regulations, the amount to be received (including our common stock) by a U.S. Holder upon the conversion of a note would be treated as a contingent payment under the Contingent Payment Debt Regulations, and the calculation of the comparable yield and the projected payment schedule for the notes would take into account the receipt of stock upon conversion. Therefore, if (i) conversion occurs in the year projected and the value of the stock received is greater than the stock’s projected value on the projected payment schedule, or (ii) conversion occurs prior to the year projected, under the Contingent Payment Debt Regulations the value of the stock received upon conversion in excess of the projected amount for that year, if any, would constitute a ‘‘positive adjustment’’ in the year of conversion that would give rise to additional interest income to the holder (subject to potential adjustments). If, instead, (i) conversion occurs in the year projected and the value of the stock received is less than the stock’s projected value on the projected payment schedule, or (ii) conversion occurs after the year projected (or if conversion never actually occurs), the excess of the stock’s projected value over the value of the stock received in the year conversion was projected to occur (if any) would constitute an ‘‘negative adjustment’’ in that year that would result in ordinary loss to the holder (subject to potential adjustments, including a ‘‘positive adjustment’’ if conversion occurs in a later year).

The Common Stock

Distributions (including constructive distributions), if any, paid on the common stock that a U.S. Holder receives upon the conversion of a note or as interest paid on a note (or, in limited circumstances, as repayment of a note), generally will constitute a taxable dividend, to the extent made from our current and/or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any distribution in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital, which will reduce the U.S. Holder’s adjusted tax basis in the shares (but not below zero). To the extent such a distribution exceeds the U.S. Holder’s adjusted tax basis in the shares, the distribution will be taxable as capital gain. Dividend income that is received by an individual U.S. Holder in a tax year beginning on or before December 31, 2010 and that satisfies certain requirements generally will be subject to tax at a reduced rate. Unless the reduced rate provision is extended or made permanent by subsequent legislation, for tax years beginning after December 31, 2010, dividends will be taxed at regular ordinary income rates. Subject to certain restrictions, dividends received by a U.S. Holder that is a corporation will be eligible for a dividends received deduction.

Gain or loss realized on the sale, exchange, or other taxable disposition of common stock will equal the difference between the amount of cash and the fair market value of any other property received in exchange for such stock and the U.S. Holder’s adjusted tax basis in such stock. Subject to the special rules that apply to stock received upon conversion of a note with market discount, discussed above under ‘‘Conversion of Notes Into Our Common Stock,’’ such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than twelve months. Generally, long-term capital gain of non-corporate U.S. Holders is subject to U.S. federal income tax at a reduced rate. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Information with respect to payments or accruals of interest (including OID) on the notes, dividends paid on our common stock, payments of make-whole amounts, make-whole premiums and liquidated damages, and proceeds from the sale or other disposition of the notes and our common stock may be required to be reported to U.S. Holders and to the IRS. This obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations and tax-exempt organizations.

A U.S. Holder may be subject to backup withholding (currently at a rate of 28 percent) with respect to interest (including OID) paid on the notes, dividends paid on our common stock, or with respect to proceeds received from a sale or other disposition of the notes or our common stock. Backup withholding will not apply, however, if the U.S. Holder (i) is a corporation or falls within certain tax-exempt categories and, when required, demonstrates such fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable backup withholding rules. To establish status as an exempt person, a U.S. Holder will generally be required to provide certification on IRS Form W-9 (or substitute form).

U.S. Holders should consult their own tax advisor regarding their qualification for an exemption from backup withholding and the procedures of obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-U.S. Holders

The following is a discussion of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes and common stock by a Non-U.S. Holder (as defined above). Special rules, which are not discussed here, apply to certain Non-U.S. Holders such as ‘‘controlled foreign corporations,’’ ‘‘passive foreign investment companies,’’ persons eligible for benefits under income tax conventions to which the U.S. is a party and U.S. expatriates. Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

For purposes of withholding tax on dividends discussed below, a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. For purposes of the following discussion, any interest or dividend income and any gain on the sale, exchange, redemption, retirement or other disposition of a note or common stock will be considered to be ‘‘U.S. trade or business income’’ if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a Non-U.S. Holder eligible for the benefits of an applicable U.S. bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the U.S. Generally, U.S. trade or business income is not subject to U.S. withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements). Instead, such income is generally subject to U.S. federal income tax on a net income basis at regular graduated tax rates. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may, under certain circumstances, be subject to an additional ‘‘branch profits tax’’ at a 30 percent rate or a lower rate that an applicable income tax treaty may specify.

Interest

Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. However, interest income on a note (including OID) of most Non-U.S. Holders should qualify as portfolio interest,’’ and thus will be exempt from U.S. withholding tax, if such holders certify their nonresident status as described below. The portfolio interest exception will not apply to interest income on a note (including OID) of a Non-U.S. Holder that:

•	owns, actually or constructively (including by reason of the ability to acquire our common stock by conversion of a note), at least 10 percent of the total combined voting power of all classes of our stock entitled to vote, or

•	is a ‘‘controlled foreign corporation’’ (as defined for U.S. federal income tax purposes) that is related, directly or indirectly, to us.

Even if the portfolio interest exception does not apply, interest income on a note (including OID) of a Non-U.S. Holder might be subject to withholding tax at a reduced rate under the terms of a tax treaty between the U.S. and the Non-U.S. Holder’s country of residence. The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the Non-U.S. Holder certifies its foreign status. A Non-U.S. Holder can generally meet this certification requirement by providing an accurate and complete IRS Form W-8BEN or appropriate substitute or successor form under penalties of perjury to us or our paying agent. If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on the holder’s behalf, the holder may be required to provide appropriate certifications to the agent. The holder’s agent will then generally be required to provide appropriate certifications to us. Special rules in U.S. Treasury Regulations apply to foreign partnerships, estates, and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners, or beneficiaries may have to be provided to us. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS, and such intermediaries generally are not required to forward any certification forms received from Non-U.S. Holders. The portfolio interest exception, described above, may not apply if the interest is U.S. trade or business income (as defined above). In such case, a Non-U.S. Holder will be subject to regular U.S. federal income tax on interest income on a note (including OID) that is U.S. trade or business income; and, if the Non-U.S. Holder is a corporation, a U.S. branch profits tax equal to 30 percent of its effectively connected earnings and profits,’’ subject to adjustments, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty. We urge Non-U.S. Holders to consult their own tax advisors for information on the impact of these withholding and certification rules.

In addition, as described above under ‘‘Possible Classification of the Notes as ‘Contingent Payment Debt Instruments’’’ if it is ultimately determined that the notes are not subject to the Contingent Payment Debt Regulations, holders could have additional interest income (including on conversion or sale of notes). Non-U.S. Holders should consult their own tax advisors with respect to the possible application of the Contingent Payment Debt Regulations, including possible application of the portfolio interest exception to any such additional interest.

Certain Matters Relating to Contingencies

As described above under ‘‘Possible Classification of the Notes as ‘Contingent Payment Debt Instruments’’ we may be required to pay holders additional amounts with respect to an automatic conversion, a fundamental change or a payment of liquidated damages. Absent further relevant guidance from the IRS, we intend to treat any such payments as subject to U.S. federal withholding tax. Therefore, Non-U.S. Holders will be subject to withholding on these payments if any, at a rate of 30 percent unless we receive an IRS Form W-8BEN (or successor form) or IRS Form W-8ECI (or successor form) from the Non-U.S. Holder claiming, respectively, that such payments are subject to reduction of withholding under an applicable income tax treaty or that such payments are U.S. trade or business income exempt from withholding tax. A Non-U.S. Holder receiving an additional amount with respect to an automatic conversion, a fundamental change or a payment of liquidated damages that is subject to U.S. federal withholding tax as described in this section should consult its own tax advisors as to whether it can obtain a refund for all or a portion of the withholding tax on the grounds that such amount constitutes ‘‘portfolio interest’’ within the meaning of the Code or some other grounds.

Dividends

If we make distributions (including constructive distributions) on our common stock, any such distributions paid to a Non-U.S. Holder will generally constitute dividends for U.S. federal income tax purposes to the extent such distributions are paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder’s investment to the extent of the Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as capital gain.

In general, dividends paid or constructive dividends deemed paid to a Non-U.S. Holder of common stock will be subject to withholding of U.S. federal income tax at a 30 percent rate unless such rate is reduced or eliminated by an applicable income tax treaty between the U.S. and the Non-U.S. Holder’s country of residence and the holder complies with the applicable certification requirements described below. Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax at regular income tax rates as though the Non-U.S. Holder were a U.S. resident, but are not generally subject to the 30 percent withholding tax or treaty-reduced rate if the Non-U.S. Holder files a properly executed IRS Form W-8ECI (or appropriate substitute form), as applicable with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional ‘‘branch profits tax’’ at a 30 percent rate or such lower rate as may be applicable under an income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate must provide a properly executed IRS Form W-8BEN (or appropriate substitute form), as applicable. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. If a Non-U.S. Holder holds common stock through a foreign partnership or a foreign intermediary, the foreign partnership or foreign intermediary will also be required to comply with certain certification requirements. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their tax advisors with respect to their entitlement to benefits under a relevant income tax treaty.

Changes in Conversion Rate or Exercise Price

The conversion rate of the notes is subject to adjustment in certain circumstances. Such adjustments could give rise to a deemed distribution to a Non-U.S. Holder of the notes, as described above in ‘‘Notes – Adjustments to Conversion Rate.’’ In such events, the deemed distribution would constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. Any such dividends will generally be taxed as described above in ‘‘Non-U.S. Holders – Dividends.’’

Conversion of Notes

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of notes into our common stock and fractional shares, if any. However, if the Non-U.S. Holder receives any cash in lieu of a fractional share of common stock, the rules described below with respect to the tax consequences of the sale, exchange, repurchase, retirement or redemption of notes and common stock will apply.

Non-U.S. Holders should note that if the notes are treated as ‘‘contingent payment debt instruments’’ (discussed above under ‘‘Possible Classification of the Notes as ‘Contingent Payment Debt Instruments’’), amounts received upon a conversion of notes may be treated as ordinary interest income (which would be subject to the rules described in ‘‘Interest’’ above).

Sale, Exchange, Repurchase, Retirement or Redemption of Notes or Common Stock

Except as described below and subject to the discussion concerning backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange (other than a conversion of notes into our common stock and fractional shares, if any), repurchase, retirement, redemption or other disposition of a note or common stock generally will not be subject to U.S. federal income tax, including by way of withholding, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note or common stock as a capital asset and is present in the U.S. for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the U.S.), or (iv) in the case of a disposition of common stock, we are or have been a ‘‘U.S. real property holding corporation,’’ or a USRPHC, within the meaning of Section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for the common stock. We believe that we have not been and are not currently a USRPHC for U.S. federal income tax purposes, nor do we anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC when a Non-U.S. Holder disposes of its common stock.

Non-U.S. Holders should note that if the notes are treated as ‘‘contingent payment debt instruments’’ (discussed above under ‘‘Possible Classification of the Notes as ‘Contingent Payment Debt Instruments’’), amounts received upon a sale, exchange or other disposition of notes may be treated as ordinary interest income (which would be subject to the rules described in ‘‘Interest’’ above).

Backup Withholding and Information Reporting

Information may be required to be reported to Non-U.S. Holders and to the IRS concerning the amount of any principal or interest (including OID) paid on the notes, dividends paid on our common stock or payments of make-whole amounts, make-whole premiums and liquidated damages. Under current U.S. federal income tax law, backup withholding tax (at the rate of 28 percent) will not apply to such payments if the required certifications of exempt status are received, provided in each case that the payor, including a bank or its paying agent, as the case may be, does not have actual knowledge or reason to know that the payee is a nonexempt person.

Under the U.S. Treasury Regulations, payments on the sale, exchange or other disposition of notes or our common stock effected through a foreign office of a broker to its customer generally are not subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a U.S. trade or business for a specified 3-year period, a foreign partnership with significant U.S. ownership or, if at any time during its taxable year, the foreign partnership is engaged in a U.S. trade or business, or a U.S. branch of a foreign bank or insurance company, then information reporting will be required, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and the broker has no actual knowledge that the beneficial owner is not entitled to an exemption. Backup withholding may apply if the sale is subject to information reporting and the broker has actual knowledge that the beneficial owner is a U.S. person.

The information reporting and backup withholding rules will apply to payments effected at a U.S. office of any U.S. or foreign broker, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and the broker has no actual knowledge that the beneficial owner is not entitled to an exemption.

Non-U.S. Holders should consult their own tax advisors regarding the application of withholding and backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from withholding, information reporting and backup withholding under the current U.S. Treasury Regulations. Backup withholding does not represent an additional income tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by such holder to the IRS.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

Consequences to the Company

Deductibility of Original Issue Discount and Interest Payments

Under Section 163(l) of the Code, our deductions for interest (including OID) on the notes would be disallowed if the notes are found to be ‘‘disqualified debt instruments.’’ Disqualified debt instruments are debt instruments:

•	where a substantial amount of the principal or interest is required to be paid or converted, or at the option of the issuer or a related party is payable in or convertible into, issuer equity; or

•	which are part of an arrangement that is reasonably expected to result in a transaction described in the preceding clause.

As described in ‘‘Description of the Notes – General,’’ interest on the notes is payable, at our option, in registered common stock or some combination of cash and registered common stock. As a result of our ability to pay interest on the notes wholly or partially in our common stock, we believe that the notes will be disqualified debt instruments under Section 163(l) of the Code. Accordingly, we would not be permitted to deduct interest or OID on the notes for U.S. federal income tax purposes.

Income or Deduction

We should not recognize income if we redeem or acquire the notes from holders for a price equal to the principal amount of the notes less unamortized OID or upon conversion of the notes. If we acquire, or are considered to have acquired, notes for a lesser price, we may be required to recognize income or may be entitled to elect to postpone recognizing such income by reducing our tax basis in other assets. Alternatively, if we acquire the notes for a greater price, we may be entitled to a deduction equal to such excess.

Section 382

As of December 31, 2005, we had net operating losses, or NOLs, available for carryforward for U.S. federal income tax purposes of approximately $115.1 million.

Under Section 382 of the Code, a corporation’s ability to utilize NOLs (as well as certain unrealized ‘‘built-in losses’’) to offset its income following an ‘‘ownership change’’ (as described below) is generally limited on an annual basis to an amount of income equal to the product of the fair market value of such corporation’s outstanding stock immediately before the ownership change and the ‘‘long-term tax-exempt rate.’’

An ownership change occurs under Section 382 if the percentage of stock of the loss corporation owned actually or constructively by one or more 5-percent shareholders increases by more than 50 percentage points relative to the lowest percentage of stock of the loss corporation owned by those 5-percent shareholders at any time during a statutory ‘‘testing period’’ (generally the three-year period ending on the testing date). A ‘‘5-percent shareholder’’ is one who owns at least 5 percent of the stock of the loss corporation (not including certain nonvoting, nonparticipating preferred stock), and all stock owned by shareholders who are not 5-percent shareholders (hereinafter referred to as public shareholders) is generally treated as being owned by one 5-percent shareholder. In addition, under Section 382 and the U.S. Treasury Regulations promulgated thereunder, public shareholders of a loss corporation may be segregated into two or more separate groups, each of which is treated as a separate 5-percent shareholder. Public shareholders who receive stock from a loss corporation as a result of certain types of transactions will be segregated and treated separately from the public shareholders who owned stock of the loss corporation prior to the transaction.

Certain provisions under the U.S. Treasury Regulations treat options to acquire stock of a loss corporation such as us as currently exercised for purposes of determining whether an ownership change subject to Section 382 has occurred. Among other requirements, such provisions require generally that a principal purpose of the issuance, transfer or structuring of the option is to avoid or ameliorate the impact of an ownership change of the loss corporation. We believe that such principal purpose does not exist, and therefore it would not appear that the issuance of the notes and the warrants would result in a deemed exercise of all related conversion and purchase rights under these provisions. It is not possible to predict with accuracy the timing and potential effect under Section 382 of any future actual exercise of conversion rights under the notes or purchase rights under the warrants. It is possible that the actual exercise of such rights could result in an ownership change under Section 382. If such an ownership change were to result, our prospective ability to utilize our NOLs would be limited as described above.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes and holding or purchase of our common stock by employee benefit plans that are subject to Title I of The Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code, which we refer to in this prospectus as a Similar Law or Similar Laws, and entities whose underlying assets are considered to include ‘‘plan assets’’ of such plans, accounts and arrangements, which we refer to in this prospectus as a Plan.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, or an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment of a portion of the assets of any Plan in the notes or shares of our common stock, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are ‘‘parties in interest,’’ within in the meaning of ERISA, or ‘‘disqualified persons,’’ within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a nonexempt transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes or shares of our common stock by an ERISA Plan with respect to which we or the selling securityholders are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, Section 408(b)(17)(A) of ERISA contains a statutory exemption with respect certain service providers and persons related to service providers. In addition, the United States Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the notes, warrants or our shares of common stock. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts, and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. Because of the foregoing, the notes or shares of our common stock offered hereby should not be purchased or held by any person investing ‘‘plan assets’’ of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note or any shares of our common stock, each purchaser, holder and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the note, or our any shares of our common stock constitutes assets of any Plan or (ii) the purchase and holding of the notes or shares of our common stock by such purchaser, holder or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing or holding the notes, warrants or shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Law to such transaction and whether an exemption would be applicable to the purchase and holding of the notes or shares of our common stock.

SELLING SECURITYHOLDERS

We originally sold the notes and related warrants to CRT Capital Group LLC as the initial purchaser in a private placement in February 2007. The initial purchaser sold the notes to ‘‘qualified institutional buyers,’’ as defined in Rule 144A under the Securities Act, to persons outside the United States under Regulation S under the Securities Act and to institutional investors that are accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act.

The following table and related footnotes contain information with respect to the selling securityholders and the principal amount of notes and the number of shares of common stock issuable upon conversion of the notes and upon exercise of the warrants issued in connection with the private placement of the notes beneficially owned by each selling securityholder that may be offered using this prospectus. We prepared this table based on the information supplied to us by the selling securityholders named in the table. Unless otherwise indicated herein, none of the selling securityholders currently listed in the following table has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Each selling securityholder has represented to us that it acquired its notes and related warrants and the underlying common stock in the ordinary course of business and, at the time of purchase of the notes and related warrants or the underlying common stock, such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or common stock underlying the notes or issubable upon exercise of the warrants.

The selling securityholders may from time to time offer and sell some or none of their notes and shares of common stock in this offering. See ‘‘Plan of Distribution.’’ The following table relates solely to resales by the selling securityholders from time to time, and does not relate to the shares of common stock that we may issue as payment of interest or make-whole amounts on the notes.

Name	Principal Amount of Notes Beneficially Owned that May be Sold hereunder	Notes Owned after Completion of this Offering(1)	Percentage of Notes Owned after Completion of this Offering	Number of Shares of Common Stock Issuable Upon Conversion of Notes(2)	Number of Shares of Common Stock Issuable Upon Exercise of Warrants	Number of Shares of Common Stock that May be Sold hereunder(3)	Total Shares Beneficially Owned before this Offering	Shares Beneficially Owned after Completion of this Offering(4)	Percentage of Outstanding Common Stock Owned after Completion of this Offering
Akanthos Arbitrage Master Fund, L.P.(5)	$2,000,000	—	—	1,041,666	260,000	1,301,666	1,301,666	—	—
Atlas Master Fund, LTD(6)	100,087	—	—	52,128	11,286	63,414	63,414	—	—
Baker Biotech Fund I, L.P.(7)	496,000	—	—	258,333	64,480	322,813	322,813	—	—
Baker Biotech Fund I, L.P.(7)	435,000	—	—	226,562	56,550	283,112	283,112	—	—
Baker Brothers Life Sciences, L.P.(7)	2,517,000	—	—	1,310,936	327,210	1,638,146	1,638,146	—	—
Baker Tisch Investments L.P.(7)	52,000	—	—	27,083	6,760	33,843	33,843	—	—
Bruce Fund, Inc(8).	3,600,000	—	—	1,874,998	468,000	2,342,998	2,342,998	—	—
Caduceus Capital II, LP(9)	1,200,000	—	—	624,999	156,000	780,999	1,052,099	271,100		*
Caduceus Capital Master Fund Limited(9)	2,150,000	—	—	1,119,790	279,500	1,399,290	1,901,690	502,400		*
CC Arbitrage, Ltd.(10)	2,000,000	—	—	1,041,666	260,000	1,301,666	1,301,666	—	—
CAMOFI Master LDC(12)	400,000	—	—	208,333	52,000	260,333	260,333	—	—
CRT Capital Group LLC(11)	3,000,000	—	—	1,562,499	—	1,562,499	1,562,499	—	—
Deutsche Bank AG London(13)(35)	1,000,000	—	—	520,833	130,000	650,833	652,524	1,691		*
Deutsche Bank AG London(14)(35)	3,607,000	—	—	1,878,644	—	1,878,644	1,878,644	—	—
DRW Securities, LLC(15)(35)	—	—	—	—	65,000	65,000	65,000	—	—

Name	Principal Amount of Notes Beneficially Owned that May be Sold hereunder	Notes Owned after Completion of this Offering(1)	Percentage of Notes Owned after Completion of this Offering	Number of Shares of Common Stock Issuable Upon Conversion of Notes(2)	Number of Shares of Common Stock Issuable Upon Exercise of Warrants	Number of Shares of Common Stock that May be Sold hereunder(3)	Total Shares Beneficially Owned before this Offering	Shares Beneficially Owned after Completion of this Offering(4)	Percentage of Outstanding Common Stock Owned after Completion of this Offering
Farallon Capital Partners, L.P.(16)	—	—	—	—	65,390	65,390	65,390	—	—
Farallon Capital Institutional Partners, L.P.(16)	—	—	—	—	30,290	30,290	30,290	—	—
Farallon Capital Institutional Partners II, L.P.(16)	—	—	—	—	5,850	5,850	5,850	—	—
Farallon Capital Institutional Partners III, L.P.(16)	—	—	—	—	2,990	2,990	2,990	—	—
Farallon Capital Offshore Investors, Inc.(16)	—	—	—	—	204,490	204,490	204,490	—	—
Farallon Capital Offshore Investors II, L.P.(16)	—	—	—	—	40,950	40,950	40,950	—	—
Hammerman Capital Partners, LP(17)	1,000,000	—	—	520,833	130,000	650,833	650,833	—	—
Harbor Drive Special Situations Master Fund, Ltd(18).	1,500,000	—	—	781,249	195,000	976,249	976,249	—	—
Harvest Capital, LP(19)	—	—	—	—	10,138	10,138	10,138	—	—
Harvest Offshore Investors, Ltd(19).	—	—	—	—	20,640	20,640	20,640	—	—
Harvest Master Enhanced, Ltd(19)	—	—	—	—	34,222	34,222	34,222	—	—
HFR SHC Aggressive Master Trust(9)	250,000	—	—	130,208	32,500	162,708	244,508	81,000		*
Highbridge International LLC(20)	4,600,000	—	—	2,395,831	598,000	2,993,831	3,565,260	571,429		*
Hudson Bay Fund LP(21)(35)	70,500	—	—	36,718	9,165	45,883	45,883	—	—
Hudson Bay Overseas Fund Ltd.(21)(35)	79,500	—	—	41,406	10,335	51,741	51,741	—	—
Institutional Benchmark Master Fund LTD(22)	—	—	—	—	10,270	10,270	10,270	—	—
Investcorp Silverback Arbitrage Master Fund Ltd.(23)(35)	1,250,000	—	—	651,041	97,500	748,541	748,541	—	—
Iroquois Master Fund Ltd.(24)	1,000,000	—	—	520,833	97,500	618,333	618,333	—	—
Linden Capital LP(25)	5,200,000	—	—	2,708,331	487,500	3,195,831	3,195,831	—	—
Mariner LDC(17)	2,000,000	—	—	1,041,666	130,000	1,171,666	1,171,666	—	—
Morgan Stanley & Co. Incorporated(35)	—	—	—	—	130,000	—	130,000	—	—
MSS Convertible Arbitrage 4(22)	—	—	—	—	1,300	1,300	1,300	—	—
Navesink Equity Derivatives Fund LDC(22)	—	—	—	—	80,210	80,210	80,210	—	—
Nisswa Master Fund Ltd.(26)	1,500,000	—	—	781,249	65,000	846,249	846,249	—	—
Noonday Capital Partners, L.P.(16)	—	—	—	—	7,800	7,800	7,800	—	—
Noonday Offshore, Inc.(16)	—	—	—	—	30,290	30,290	30,290	—	—
Professional Life & Casualty(8)	1,000,000	—	—	520,833	130,000	650,833	650,833	—	—
PW Eucalyptus Fund Ltd.(9)	150,000	—	—	78,124	19,500	97,624	139,924	42,300		*

Name	Principal Amount of Notes Beneficially Owned that May be Sold hereunder	Notes Owned after Completion of this Offering(1)	Percentage of Notes Owned after Completion of this Offering	Number of Shares of Common Stock Issuable Upon Conversion of Notes(2)	Number of Shares of Common Stock Issuable Upon Exercise of Warrants	Number of Shares of Common Stock that May be Sold hereunder(3)	Total Shares Beneficially Owned before this Offering	Shares Beneficially Owned after Completion of this Offering(4)	Percentage of Outstanding Common Stock Owned after Completion of this Offering
QVT Fund LP(27)	6,000,000	—	—	3,124,998	780,000	3,904,998	3,904,998	—	—
Rockmore Investment Master Fund Ltd.(28)	400,000	—	—	208,333	52,000	260,333	321,250	60,917		*
S.A.C. Arbitrage Fund, LLC(29)	1,000,000	—	—	520,833	130,000	650,833	1,150,833	500,000	—
Tang Capital Partners, LP(30)	5,600,000	—	—	2,916,664	598,000	3,514,664	3,514,664	—	—
Tennenbaum Multi-Strategy Master Fund(31)	2,500,000	—	—	1,302,082	325,000	1,627,082	1,627,082	—	—
Tinicum Partners, L.P.(16)	—	—	—	—	1,950	1,950	1,950	—	—
Tribeca Convertibles, LP(32)(35)	—	—	—	—	260,000	260,000	260,000	—	—
UBS Eucalyptus Fund LLC(9)	1,500,000	—	—	781,249	195,000	976,249	1,342,749	366,500		*
Visium Balanced Fund, LP(33)	363,315	—	—	189,226	40,968	230,194	230,194	—	—
Visium Balanced Offshore Fund, LTD(33)	578,000	—	—	301,041	65,117	366,218	366,218	—	—
Visium Long Bias Fund, LP(33)	109,095	—	—	56,820	18,453	75,273	75,273	—	—
Visium Long Bias Offshore Fund, LTD(33)	349,503	—	—	182,032	59,116	241,148	241,148	—	—
Wolverine Convertible Arbitrage Fund Trading Ltd.(34)(35)	—	—	—	—	145,600	145,600	145,600	—	—
Xavex Convertible Arbitrage Fund(22)	—	—	—	—	5,720	5,720	5,720	—	—
Any other selling securityholder or future transferee from any such holder(36)	2,443,000	—	—	1,272,409	309,460	1,711,809	—	—	—
Total	$60,000,000	—	—	31,249,980	7,800,000	39,049,980	38,102,208	634,037	—

*	Less than one percent.
(1)	Assumes resale of all of the notes by the selling securityholder.
(2)	Assumes conversion of all of the holder’s notes at a conversion price of approximately $1.92 per share of common stock. However, this conversion price is subject to adjustment as described under ‘‘Description of the Notes—Conversion Rights.’’ As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.
(3)	Consists of the number of shares of common stock issuable upon conversion of the notes and the number of shares of common stock issuable upon exercise of the warrants issued in connection with the private placement of the notes.
(4)	Assumes resale of all of the shares of common stock issuable upon conversion of the notes and exercise of the warrants by the selling securityholder.
(5)	Akanthos Capital Management, LLC (the General Partner) and Michael Kao, managing partner of the general partnership share voting or investment control over the notes and shares of common stock issuable upon exercise of the warrants.
(6)	Dimitry Balyasny has voting and investment control over the securities held by this securityholder.

(7)	Julian Baker and Felix Baker share voting and investment control over the securities held by this securityholder.
(8)	Robert B. Bruce and R. Jeffrey Bruce have voting and investment control over the securities held by this securityholder.
(9)	OrbiMed Advisors LLC and OrbiMed Capital LLC are investment advisers to, and beneficially hold shares which shares are not eligible for resale pursuant to this prospectus on behalf of, Caduceus Capital Master Fund Limited (502,400 shares), Caduceus Capital II, L.P. (271,100 shares), UBS Eucalyptus Fund, LLC (366,500 shares), PW Eucalyptus Fund, Ltd. (42,300 shares), HFR SHC Aggressive Master Trust (81,800 shares) , Knightsbridge Post Venture IV L.P. (150,600 shares), Knightsbridge Integrated Holdings, V, LP (188,800 shares), Knightsbridge Netherlands II, LP (44,300 shares), Knightsbridge Integrated Holdings IV Post Venture, LP (65,200 shares), Knightsbridge Post Venture III, LP (21,300 shares), Knightsbridge Netherlands I LP (20,000 shares), Knightsbridge Netherlands III — LP (58,500 shares), Knightsbridge Integrated Holdings II Limited (31,600 shares), Knightsbridge Venture Completion 2005 L.P. (33,200 shares), Knightsbridge Venture Capital VI, L.P. (93,700 shares), Knightsbridge Venture Capital III LP (21,400 shares), and Finsbury Emerging Biotechnology Trust plc (2,946,600 shares) in addition to the shares registered for resale pursuant to the registration statement of which this prospectus forms a part. Samuel D. Isaly is the control person for OrbiMed Advisors LLC and OrbiMed Capital LLC and shares dispositive and voting power over the shares held by OrbiMed Advisors LLC and OrbiMed Capital LLC.
(10)	As investment manager under a management agreement, Castle Creek Arbitrage LLC may exercise dispositive and voting power with respect to the shares owned by CC Arbitrage Ltd. Castle Creek Arbitrage LLC disclaims beneficial ownership of such shares. Daniel Asher and Allan Weine are the managing members of Creek Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the notes shares owned by CC Arbitrage Ltd.
(11)	CRT Capital Group LLC was the initial purchaser of all the notes and related warrants, and subsequently repurchased the notes registered above in a secondary transaction through the Portal℠ Market. The purchase price paid by CRT Capital Group LLC to us as initial purchaser was $56,400,000, or 94 percent of the aggregate principal amount of the notes, representing an aggregate discount of $3,600,000. CRT Capital Holdings LLC owns all the equity interests in and is the sole managing member of CRT Capital Group LLC and Harbor Drive Asset Management, LLC, the investment manager of Harbor Drive Special Situations Master Fund Ltd. C Michael Vaughn, Jr. and J. Christopher Young have voting and investment control over the securities held by this securityholder. George Bickerstaff, who serves on our board of directors, is a managing director of CRT Capital Group LLC.
(12)	Richard Smithline has voting and investment control over the securities held by CAMOFI Master LDC. Mr. Smithline disclaims beneficial ownership of such securities.
(13)	QVT Fund LP and Deutsche Bank AG London are both managed by QVT Financial LP. Amount of shares included in total shares beneficially owned includes 1,691 shares, which shares are not eligible for resale pursuant to this prospectus.
(14)	Patrick Corrigan has voting and investment control over the securities held by this securityholder.
(15)	Ilan Huberman and Donald R. Wilson, Jr. have voting and investment control over the securities held by this securityholder.
(16)	Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Farallon Capital Offshore Investors II, L.P. and Tinicum Partners, L.P. are limited partnerships managed by Farallon Partners, L.L.C., the general partner of each of them. Noonday Capital Partners, L.L.C. is managed by Farallon Partners, L.L.C. its managing member. Farallon Capital

Offshore Investors, Inc. and Noonday I Offshore, Inc. are managed by Farallon Capital Management, L.L.C., an affiliate of Farallon Partners, L.L.C., as the investment advisor to each.
(17)	Hammerman Capital Management LLC, who serves as advisor to Hammerman Capital Partners, L.P., owns a voting share or investment control over the securities. Jason Hammerman has voting and investment control over the securities held by this securityholder.
(18)	Pursuant to an investment agreement, Harbor Drive Asset Management, LLC and Michael Vaughn and Robert Lee have voting and investment control over the securities held by this securityholder. CRT Capital Holdings LLC owns all the equity interests in and is the sole managing member of Harbor Drive Asset Management, LLC and CRT Capital Group LLC was the initial purchaser of the notes and warrants from us. George Bickerstaff, who serves on our board of directors, is a managing director of CRT Capital Group LLC.
(19)	Harvest Management LLC has voting and investment control over the shares held by Harvest Capital, LP, Harvest Offshore Investors Ltd. and Harvest Master Enhanced Limited. Marjorie G. Kellner, Nathaniel Bohner and J. Morgan Rutman have voting and investment control over the securities held by this securityholder.
(20)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC. Amount of shares included in total shares beneficially owned includes 571,429 shares issuable upon exercise of other warrants, which shares are not eligible for resale pursuant to this prospectus.
(21)	Sander Gerber, Yoav Roth and John Doscas share voting and dispositive power over the securities held by this selling securityholder. Each of Sander Gerber Yoav Roth and John Doscas disclaim beneficial ownership of the securities held by this selling securityholder.
(22)	John Burke and Evan Werner have voting and investment control over the securities held by this securityholder.
(23)	Elliot Bossen has voting and investment control over the shares held in Investcorp Silverback Arbitrage Limited.
(24)	Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares.
(25)	Siu Min Wong has voting and investment control over the shares held by Linden Capital L.P.
(26)	Brian Taylor and Aaron Yeary have voting and investment control over the shares held by Nisswa Master Fund Ltd., which is managed by Pine River Capital Management LP.
(27)	Management of QVT Fund LP is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP and shares voting and investment control over the Company securities held by QVT Fund LP. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the Company’s securities held by QVT Fund LP. QVT Fund LP and Deutsche Bank AG London are both managed by QVT Financial LP.
(28)	Rockmore Capital, LLC (‘‘Rockmore Capital’’) and Rockmore Partners, LLC (‘‘Rockmore Partners’’), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments

(US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (‘‘Rockmore Master Fund’’). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of March 30, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or ‘‘group’’ (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund. Total shares beneficially owned includes 60,917 shares issuable upon exercise of other warrants, which shares are not eligible for resale pursuant to this prospectus.
(29)	Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware Limited Liability company (‘‘SAC Capital Advisors’’), and S.A.C. Capital Management, LLC, a Delaware limited liability company (‘‘SAC Capital Management’’) share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this offering. Total shares beneficially owned includes 500,000 shares of common stock issuable upon exercise of a warrant issued to the selling securityholder’s affiliate S.A.C. Capital Associates, LLC.
(30)	Kevin C. Tang, as manager of Tang Capital Management, LLC, the general partner of Tang Capital Partners, LP, has voting and investment control over these securities.
(31)	Tennenbaum Capital Partner, LLC has voting and investment control over the securities held by Tennenbaum Multi-Strategy Master Fund Ltd.
(32)	Jeffrey Chmielewski has voting and investment control over the securities held by this securityholder.
(33)	Jacob Gottlieb has voting and investment control over the securities held by this securityholder.
(34)	Rob Bellick has voting and investment control over the securities held by this securityholder.
(35)	This selling securityholder has identified itself as a broker-dealer or an affiliate of a broker-dealer.
(36)	We are unable to provide the names of certain holders of notes and/or our common shares issuable upon conversion of the notes or exercise of the warrants, because they have not provided us with information and/or their notes are evidenced by a global note that has been deposited with DTC and registered in the name of Cede & Co., as DTC’s nominee. Information concerning any such holders who are not listed in the above table will be set forth in prospectus supplements from time to time, if and as required by such holders. For purposes of completing this row, we have assumed that any other such holder or any future transferee from any such holder does not beneficially own any of our common stock other than the shares issuable upon conversion of the notes at the initial conversion rate and exercise of any warrants not specifically referenced in the table.

The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from over time. Any changed information provided to us will be set forth in prospectus supplements or post-effective amendments.

Because the selling securityholders may offer all, some or none of their notes and common stock issuable upon conversion of their notes and for payments of interest and make-whole amounts that may be due on their notes, we cannot estimate the amount of the notes or common stock that will be held by the selling securityholders upon the termination of any particular offering.

Prior Transactions between Vion and the Selling Securityholders or their Affiliates.

Except as set forth in the following table there have been no prior securities transactions between any of the selling securityholders, any of their affiliates or to our knowledge any person with whom any selling securityholder has a contractual relationship regarding our sale of notes and warrants (or any predecessors of those persons) and us.

Selling Securityholder	Date of Transaction	Number of Shares of Common Stock Outstanding prior to the Transaction	Number of Shares of Common Stock Outstanding prior to the Transaction (excluding Selling Securityholders, Affiliates and Affiliates of Selling Securityholders)†	Number of Shares of Common Stock Issued or Issuable Pursuant to the Prior Transaction	Percentage of Total Issued and Outstanding Securities (excluding Selling Shareholders, Affiliates and Affiliates of Selling Shareholders) Issued or Issuable in the Prior Transaction	Market Price Per Share of Common Stock Prior to the Transaction	Current Market Price (1)
September 8, 2003, Private Placement of $11,331,500 of Common Stock and Common Stock Purchase Warrants
Highbridge International LLC (through its affiliate Smithfield Fiduciary LLC)	9/8/03	32,796,203	26,054,772	1,142,858 (2)	4.39%	2.06	1.84
February 9, 2004, Private Placement of $35,240,000 of Common Stock and Common Stock Purchase Warrants
S.A.C. Arbitrage Fund, LLC (through its affiliate S.A.C. Capital Associates, LLC)	2/9/04	39,276,755	32,800,069	2,500,000 (3)	7.62%	2.71	1.84
January 25, 2005 Registered Direct Offering(4)
Tang Capital Partners, LP	1/25/05	55,863,725	50,013,233	900,000	1.80%	3.69	1.84
Highbridge International LLC	1/25/05	55,863,725	50,513,233	400,000	**	3.69	1.84
Caduceus Capital Master Fund Limited *	1/25/05	55,863,725	50,410,833	502,400	1.00%	3.69	1.84
Caduceus Capital II, L.P. *	1/25/05	55,863,725	50,642,133	271,100	**	3.69	1.84
UBS Eucalyptus Fund, LLC*	1/25/05	55,863,725	50,546,733	366,500	**	3.69	1.84
PW Eucalyptus Fund, Ltd. *	1/25/05	55,863,725	50,870,933	42,300	**	3.69	1.84
SHC Aggressive Master Trust*	1/25/05	55,863,725	50,831,433	81,800	**	3.69	1.84
Knightsbridge Post Venture IV L.P. *	1/25/05	55,863,725	50,762,633	150,600	**	3.69	1.84
Knightsbridge Integrated Holdings, V, LP*	1/25/05	55,863,725	50,724,433	188,800	**	3.69	1.84
Knightsbridge Netherlands II, LP*	1/25/05	55,863,725	50,868,933	44,300	**	3.69	1.84
Knightsbridge Integrated Holdings IV Post Venture, LP*	1/25/05	55,863,725	50,848,033	65,200	**	3.69	1.84
Knightsbridge Post Venture III, LP*	1/25/05	55,863,725	50,891,933	21,300	**	3.69	1.84
Knightsbridge Netherlands I LP*	1/25/05	55,863,725	50,893,233	20,000	**	3.69	1.84
Knightsbridge Netherlands III — LP *	1/25/05	55,863,725	50,854,733	58,500	**	3.69	1.84

Selling Securityholder	Date of Transaction	Number of Shares of Common Stock Outstanding prior to the Transaction	Number of Shares of Common Stock Outstanding prior to the Transaction (excluding Selling Securityholders, Affiliates and Affiliates of Selling Securityholders)†	Number of Shares of Common Stock Issued or Issuable Pursuant to the Prior Transaction	Percentage of Total Issued and Outstanding Securities (excluding Selling Shareholders, Affiliates and Affiliates of Selling Shareholders) Issued or Issuable in the Prior Transaction	Market Price Per Share of Common Stock Prior to the Transaction	Current Market Price (1)
Knightsbridge Integrated Holdings II Limited*	1/25/05	55,863,725	50,881,633	31,600	**	3.69	1.84
Knightsbridge Venture Completion 2005 L.P. *	1/25/05	55,863,725	50,880,033	33,200	**	3.69	1.84
Knightsbridge Venture Capital VI, L.P. *	1/25/05	55,863,725	50,819,533	93,700	**	3.69	1.84
Knightsbridge Venture Capital III LP *	1/25/05	55,863,725	50,891,833	21,400	**	3.69	1.84
Finsbury Emerging Biotechnology Trust plc*	1/25/05	55,863,725	47,966,633	2,946,600	6.14%	3.69	1.84

(1)	Closing sale price of our common stock on the Nasdaq Capital Market SM as of May 11, 2007.

(2)	Includes 571,429 shares common stock issuable upon an exercise of warrants.

(3)	Includes 500,000 shares of common stock issuable upon an exercise of warrants.

(4)	This transaction was a registered direct primary offering by the Company pursuant to a registration statement on Form S-3. Accordingly, none of these shares were registered for resale by the selling securityholders.
†	Estimate, 5% holders determined by reference to closest filed Schedule 13G.
*	OrbiMed Advisors LLC and OrbiMed Capital LLC (collectively, ‘‘Orbimed’’) are investment advisors controlling several of the Selling Securityholders as identified in the Selling Securityholder table above. The above Prior Transactions table discloses purchases by Orbimed’s controlled entities, Caduceus Capital Master Fund Limited, Caduceus Capital II, L.P., UBS Eucalyptus Fund, LLC, PW Eucalyptus Fund, Ltd., HFR SHC Aggressive Master Trust, Knightsbridge Post Venture IV L.P., Knightsbridge Integrated Holdings, V, LP, Knightsbridge Netherlands II, LP, Knightsbridge Integrated Holdings IV Post Venture, LP, Knightsbridge Post Venture III, LP, Knightsbridge Netherlands I LP, Knightsbridge Netherlands III — LP, Knightsbridge Integrated Holdings II Limited, Knightsbridge Venture Completion 2005 L.P., Knightsbridge Venture Capital VI, L.P., Knightsbridge Venture Capital III LP, and Finsbury Emerging Biotechnology Trust plc.
**	Less than one percent.

Comparison of Registered Shares to Outstanding Shares.

The following table discloses (i) the number of shares outstanding prior to the convertible note and warrant transaction that were held by persons other than the selling securityholders, affiliates of the company, and affiliates of the selling securityholders; (ii) the number of shares registered for resale by the selling securityholders or their affiliates in prior registration statements; (iii) the number of shares registered for resale by such selling securityholders or their affiliates that continue to be held by them; (iv) the number of shares that have been sold in registered resale transactions by such selling securityholders and their affiliates; and (v) the number of shares registered for resale on behalf of the selling securityholders or affiliates of the selling security holders in the current transaction. In this table, the calculation of the number of outstanding shares does not include any securities underlying any outstanding convertible securities, options, or warrants.

Selling Securityholder	Number of Shares of Common Stock Outstanding prior to the Convertible Note Transaction (excluding Selling Securityholders, Affiliates and Affiliates of Selling Securityholders)†	Number of Shares of Common Stock Registered for Resale by Selling Securityholders in Prior Registration Statements	Number of Shares of Common Stock Registered for Resale by Selling Securityholders in Prior Registration Statements Still held by the Selling Securityholders	Number of Shares of Common Stock Sold in Registered Resale Transactions by the Selling Securityholders	Number of Shares of Common Stock Registered for Resale by Selling Securityholders in Current Transaction
Highbridge International LLC (through its affiliate Smithfield Fiduciary LLC)	60,951,937	1,142,858(1)	571,429(1)	571,429	2,993,831
S.A.C. Arbitrage Fund, LLC (through its affiliate S.A.C. Capital Associates, LLC)	60,951,937	2,500,000(2)	500,000(2)	2,000,000	650,833

†	Estimate, 5% holders determined by reference to closest filed Schedule 13G.
(1)	Includes 571,429 shares common stock issuable upon an exercise of warrants.
(2)	Includes 500,000 shares of common stock issuable upon an exercise of warrants.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, pledgees, donees or their respective successors, may sell the notes and the common stock issuable upon the conversion of the notes, as interest or make-whole premiums or upon exercise of the warrants directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

We will not receive any of the proceeds from the sale of these securities. If the notes or shares of common stock issuable upon the conversion of the notes, as interest or make-whole premiums or upon exercise of the warrants are to be sold by transferees, pledgees or donees or their respective successors then we must amend the list of selling securityholders to include the transferee, pledgee or donee or their respective successors as selling securityholders by amending the registration statement of which this prospectus is a part, or supplementing this prospectus, as required by law.

The notes and the common stock issuable upon the conversion of the notes, as interest or make-whole premiums or upon exercise of the warrants may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the notes or our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise; and

•	through any other legal means possible.

In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes and the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling securityholders may also sell the notes and the common stock into which the notes are convertible short and deliver these securities to close out their short positions, or loan or pledge them to broker-dealers that in turn may sell these securities.

The selling securityholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the notes and the common stock issuable upon the conversion of the notes, as interest or make-whole premiums or exercise of the warrants, and, if the selling securityholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell these securities from time to time under this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the notes and the common stock issuable upon the conversion of the notes, as interest or make-whole premiums or exercise of the warrants offered by them will be the purchase price of the notes or common stock less discounts, concessions or commissions, if any. Each selling securityholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of these securities to be made directly or through agents.

Our outstanding common stock is listed for trading on The Nasdaq Capital Market under the symbol ‘‘VION.’’ We do not intend to list the notes on any securities exchange or automated dealer quotation system and can give no assurance about the development of any trading market for the notes.

In order to comply with the securities laws of some states, if applicable, the notes and the common stock issuable upon the conversion of the notes, as interest or make-whole premiums or exercise of the warrants maybe sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and the common stock issuable upon the conversion of the notes, as interest or make-whole premiums or exercise of the warrants may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Selling securityholders that are also registered broker-dealers who act in connection with the sale of notes or shares of common stock under this prospectus may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act and any commissions they receive and proceeds of any sale of notes or shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of this compensation. Selling securityholders who are ‘‘underwriters’’ within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Several of the selling securityholders are affiliates of broker-dealers. Each of these selling securityholders has informed us that (1) the selling securityholder purchased its notes in the ordinary course of business and (2) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder, or any successor rules or regulations, and have agreed that neither they nor any person acting on their behalf will engage in any transaction in violation of these provisions.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

We will use our commercially reasonable best efforts to keep the registration statement of which this prospectus is a part effective for the period set forth above under ‘‘Description of the Notes – Registration Rights.’’ No sales may be made pursuant to this prospectus after that period unless we amend the registration statement of which this prospectus is a part or supplement this prospectus, as required by law, to indicate that we have agreed to extend the period of effectiveness.

We have agreed, among other things, to bear all fees and expenses, other than selling expenses, discounts, concessions and commissions and expenses of counsel to the selling securityholders, in connection with the registration and sale of the notes and the shares of common stock under this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby from time to time under this prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.

EXPERTS

The consolidated financial statements of Vion Pharmaceuticals, Inc. appearing in Vion Pharmaceuticals, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006, and Vion Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, under which we file periodic reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549 or on the Internet at www.sec.gov. Copies of all or a portion of such materials may be obtained from the Public Reference Room of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The aggregate estimated expenses to be paid by the Registrant in connection with this offering are set forth in the following table. None of these expenses shall be paid by the selling securityholders. All amounts are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$3,194.91
Trustee’s fees and expenses	$7,000.00
Accounting fees and expenses	$7,500.00
Legal fees and expenses	$125,000.00
Miscellaneous	$25,000.00
Total	$167,694.91

Item 15.    Indemnification of Directors and Officers

Under the General Corporation Law of the State of Delaware, or DGCL, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director’s duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The registrant’s Restated Certificate of Incorporation, as amended, eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in the DGCL.

Section 145 of the DGCL grants to corporations the power to indemnify each officer and director against liabilities and expenses incurred by reason of the fact that he or she is or was an officer or director of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The registrant’s Restated Certificate of Incorporation, as amended, and Bylaws provide for indemnification of each officer and director of the registrant to the fullest extent permitted by the DGCL. Section 145 of the DGCL also empowers corporations to purchase and maintain insurance on behalf of any person who is or was an officer or director of the corporation against liability asserted against or incurred by him in any such capacity, whether or not the corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The registrant has purchased and maintains a directors’ and officers’ liability policy for such purposes.

Item 16.    Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number		Exhibit Title
3.1	(1)	Restated Certificate of Incorporation, as amended.
3.2	(1)	By-laws, as amended.
4.1	(2)	Indenture, dated as of February 20, 2007, by and between the Registrant and U.S. Bank National Association.
4.2	(3)	Form of Note (included in Exhibit 4.1).
4.3	(2)	Registration Rights Agreement, dated as of February 20, 2007, by and between the Registrant and CRT Group, LLC, as Initial Purchaser
4.4	(2)	Form of Warrant
5.1	(3)	Opinion of Fulbright & Jaworski L.L.P.
12.1	(3)	Computation of Ratio of Earnings to Fixed Charges.
23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	(3)	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
24.1	(3)	Power of Attorney of certain directors and officers of the Registrant.
25.1	(3)	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

(1)	Incorporated by reference to exhibits to the Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1998.
(2)	Incorporated by reference to exhibits to the Registrant’s Current Report on Form 8-K filed February 20, 2007.
(3)	Incorporated by reference to exhibits filed with the initial filing of this Form S-3 on April 3, 2007.

Item 17.    Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the ‘Calculation of Registration Fee’ table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on May 14, 2007.

VION PHARMACEUTICALS, INC.
By: /s/ Howard B. Johnson Howard B. Johnson President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board of Directors	May 14, 2007

William R. Miller

/s/ Alan Kessman	Chief Executive Officer (Principal Executive Officer)	May 14, 2007

Alan Kessman

/s/ Howard B. Johnson	President and Chief Financial Officer (Principal Financial Officer)	May 14, 2007

Howard B. Johnson

/s/ Karen Schmedlin	VP Finance and Chief Accounting Officer (Principal Accounting Officer)	May 14, 2007

Karen Schmedlin

Director

George Bickerstaff

*	Director	May 14, 2007

Stephen K. Carter, M.D.

*	Director	May 14, 2007

Alan C. Sartorelli, Ph.D.

*	Director	May 14, 2007

Ian Williams, D. Phil.

Director

Gary K. Willis

Signature	Title	Date

*	Director	May 14, 2007

Kevin Rakin

*By:	/s/ Howard B. Johnson Howard B. Johnson Attorney-in-fact